Execution Copy
Exhibit 10.1

PURCHASE AND SALE AGREEMENT
by and among
ZIFF DAVIS MEDIA INC.,
ENTERPRISE MEDIA GROUP, INC.,
ZIFF DAVIS DEVELOPMENT INC.,
ZIFF DAVIS INTERNET INC.,
ZIFF DAVIS PUBLISHING INC.,
and
ZIFF DAVIS PUBLISHING HOLDINGS INC.
Dated as of:
June 20, 2007

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PURCHASE AND SALE AGREEMENT
          THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of June 20, 2007, by and among Ziff Davis Media Inc., a Delaware corporation (“Seller”), Enterprise Media Group, Inc., a Delaware corporation (“Buyer”), Ziff Davis Development Inc., a Delaware corporation (“Devco”), Ziff Davis Internet Inc., a Delaware corporation (“Netco”), Ziff Davis Publishing Inc., a Delaware corporation (“Pubco”), and Ziff Davis Publishing Holdings Inc. (“Pubco Holdings”).
          WHEREAS, Seller and Buyer desire to enter into this Agreement whereby, on the terms and subject to the conditions set forth in this Agreement,. Seller desires to, and/or cause its Subsidiaries to, (i) sell, transfer and assign to Buyer all of its right, title and interest in and to the Purchased Assets and (ii) assign to Buyer the Assumed Liabilities.
          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE
          1A. Purchase and Sale of the Purchased Assets. On the terms and conditions set forth in this Agreement, at the Closing and upon payment of the Estimated Closing Purchase Price by Buyer in accordance with Section 1B hereof, Seller shall and shall cause the Seller Subs to (i) sell, transfer and assign to Buyer all of their right, title and interest in and to the Purchased Assets and Buyer shall purchase and accept from Seller and the Seller Subs the Purchased Assets and (ii) assign to Buyer, and Buyer shall assume from Seller and the Seller Subs, solely the Assumed Liabilities.
          1B. Closing Payments. At the Closing, Buyer shall pay to (i) Seller and the Seller Subs, by wire transfer of immediately available funds from Buyer to an account designated by Seller (such designation to be made at least one (1) Business Day prior to the Closing Date), an aggregate amount in cash equal to the Estimated Closing Purchase Price (with the allocation among Seller and Seller Subs to be made by Seller within five Business Days after the Allocation is finally determined in accordance with Section 8I(iii)), (ii) the Escrow Agent, by wire transfer of immediately available funds from Buyer to an account designated by the Escrow Agent (such designation to be made at least one (1) Business Day prior to the Closing Date), the Adjustment Escrow Amount for deposit into a separate escrow account established pursuant to the terms of the Adjustment Escrow Agreement, (iii) the Escrow Agent, by wire transfer of immediately available funds from Buyer to an account designated by the Escrow Agent (such designation to be made at least one (1) Business Day prior to the Closing Date), the Indemnity Escrow Amount for deposit into a separate escrow account established pursuant to the terms of the Indemnity Escrow Agreement, and (iv) the Transferred Employees identified by Seller, by wire transfer of immediately available funds from Buyer to the accounts designated by Seller (such designation to be made at least one (1) Business Day prior to the Closing Date), the Transaction Bonuses Amount as specified by Seller; provided that the Transaction Bonuses may be paid by Buyer pursuant to such alternative arrangements as are mutually agreed upon by Buyer and Seller in writing.
          1C. The Closing. The closing of the purchase and sale of the Purchased Assets and the assignment and assumption of the Assumed Liabilities at the Closing in exchange for the Estimated Closing Purchase Price (the “Closing”) shall occur at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, at 9:00 a.m. local time on the second Business Day following satisfaction or waiver of each of the conditions to Closing specified in Article 2 hereof, other than conditions to Closing which by their terms or their nature require performance at the Closing (but subject to the satisfaction or waiver of such conditions at the Closing). The date and time of the Closing are herein referred to as the “Closing Date.” At the Closing, (i) Buyer shall (a) deliver to Seller the Estimated Closing Purchase Price in accordance with Section 1B, (b) deliver to the Escrow Agent the Adjustment Escrow Amount in accordance with Section 1B, (c) deliver to the Escrow Agent the Indemnity Escrow Amount in accordance with Section 1B, and (d) deliver the Transaction Bonuses Amount in accordance with Section 1B, and (ii) Seller and/or the Seller Subs shall sell, transfer to Buyer, and Buyer shall purchase from Seller and/or the Seller Subs, the Purchased Assets and assume solely the Assumed Liabilities. On the Business Day immediately prior to the Closing Date, Buyer and Seller shall conduct a pre-Closing at the same location as the Closing, commencing at 9:00 a.m. local time, at which each party shall present for review by the other parties copies in execution form of all documents required to be delivered by such party at or in connection with the Closing. Each party will, and will cause its Affiliates to, at the Closing execute and deliver the agreements, documents, certificates and other deliveries (including the Ancillary Agreements) required by such party (or its Affiliates) to be executed and/or delivered at the Closing or for which such execution and/or delivery is a condition to another party’s obligations to consummate the Closing. Without limiting the generality of the foregoing, in furtherance of the assignment, transfer and conveyance of the Purchased Assets and the assumption of Assumed Liabilities at the Closing (a) Seller shall execute and deliver, and shall cause the Seller Subs to execute and deliver, such bills of sale, deeds, lease assignments and assumptions, leases, subleases, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of Seller’s and each of the Seller Sub’s right, title and interest in and to the Purchased Assets to Buyer (collectively, the “Asset Conveyance Documents”), and (b) Buyer shall execute and deliver to Seller and each of the Seller Subs such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Buyer of the Assumed Liabilities (collectively, the “Liabilities Assumption Documents”). Each Asset Conveyance Document and Liabilities Assumption Document shall be in form and substance reasonably satisfactory to Seller and Buyer; provided that such instruments and other documents shall not require Seller or any Seller Subs to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement.
          1D. Purchase Price Adjustment.
     (i) Within sixty (60) days following the Closing Date, Seller shall prepare and deliver to Buyer (a) a balance sheet of the Enterprise Group as of 11:59 p.m. New York time on the day before the Closing (the “Closing Balance Sheet”), and (b) a statement

(the “Closing Statement”) setting forth Seller’s calculation of Closing Net Working Capital and the resulting Closing Purchase Price as calculated with reference to such amounts and any other components thereof in accordance with the definition thereof. The Closing Balance Sheet shall be prepared, and Closing Net Working Capital shall be calculated, in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the 2006 Statement of Net Assets (except as otherwise provided in the definition of Closing Net Working Capital and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby) and the portion of the Closing Statement related to Closing Net Working Capital shall be derived from the Closing Balance Sheet (except as otherwise provided in the definition of Closing Net Working Capital). During the preparation of the Closing Balance Sheet and the Closing Statement and the period of any dispute with respect thereto, Buyer shall (A) reasonably assist Seller and its representatives in the preparation of the Closing Balance Sheet and the Closing Statement and provide Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of Buyer and its Subsidiaries and the Enterprise Group for such purpose, and, without limiting the generality of the foregoing, make available employees of any of the foregoing (including employees who are knowledgeable with respect to the matters to be set forth in the Closing Balance Sheet or the Closing Statement) to assist in the preparation of the Closing Balance Sheet and the Closing Statement, the review of any Notice of Disagreement, and otherwise in connection with the matters contemplated by this Section 1D (including any dispute relating to the Closing Balance Sheet or the Closing Statement), and (B) reasonably cooperate with Seller and its representatives in connection therewith, including the provision on a timely basis of all other information necessary or useful in connection with the preparation of the Closing Balance Sheet and the Closing Statement or the review of any Notice of Disagreement; provided that such access described in clause (A) above does not unreasonably interfere with the normal operations of Buyer or its Affiliates. During the thirty (30) days immediately following Buyer’s receipt of the Closing Balance Sheet and the Closing Statement, Buyer and its representatives shall be permitted to review Seller’s working papers relating to the Closing Balance Sheet and the Closing Statement. The Closing Balance Sheet, the Closing Statement and the resulting calculation of Closing Purchase Price shall become final and binding upon the parties thirty (30) days following Buyer’s receipt thereof unless Buyer gives written notice of its disagreement (the “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall (x) specify in reasonable detail the nature and amount of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on the Closing Balance Sheet or the Closing Statement not being prepared in accordance with this Agreement. If a timely Notice of Disagreement is received by Seller, then the Closing Balance Sheet, the Closing Statement and the resulting calculation of Closing Purchase Price (as revised in accordance with clause (1) or (2) below) shall become final and binding upon the parties on the earlier of (1) the date Seller and Buyer resolve in writing any and all differences they have with respect to any matter specified in the Notice of Disagreement and (2) the date the Accounting Firm delivers its final resolution in writing to Buyer and Seller (which final resolution shall be requested by the parties to be delivered not more than forty-five (45) days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be subject to court review, collateral attack or otherwise be appealable. During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer and Seller in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. During any period of dispute, each of the parties shall be permitted to review the working papers of the other parties and their representatives relating to the Notice of Disagreement. At the end of such thirty (30) day period, Seller and Buyer shall submit to KPMG LLP US (subject to Section 1D(iv), the “Accounting Firm”) for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement. Buyer and Seller shall instruct the Accounting Firm to, and the Accounting Firm shall, make a final determination of the items included in the Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Buyer and Seller shall cooperate with the Accounting Firm during the term of its engagement (including by executing an engagement letter in customary form with the Accounting Firm reflecting the terms of this Agreement and other customary provisions mutually agreed upon by Buyer and Seller). Buyer and Seller shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. Buyer and Seller shall also instruct the Accounting Firm to make its determination based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The fees and expenses of the Accounting Firm pursuant to this Section 1D(i) shall be paid by Seller, on the one hand, and Buyer, on the other hand, based on the ratio of the disputed amount not awarded to such Person to the total amount actually disputed by Seller and Buyer. For example, if the aggregate amount disputed by Buyer is $1,000, and if Seller contests only $500 of the amount disputed by Buyer, and if the Accounting Firm ultimately resolves the dispute by finding that Buyer properly disputed $300 of the $500, then the fees and expenses of the Accounting Firm will be paid 60% (i.e., 300÷500) by Seller and 40% (i.e., 200÷500) by Buyer.
     (ii) If the Estimated Closing Purchase Price is less than the Closing Purchase Price (such shortfall, the “Adjustment Amount”), Buyer shall, within five (5) Business Days after the Closing Statement becomes final and binding on the parties, make payment to Seller of the Adjustment Amount by wire transfer in immediately available funds, and Buyer and Seller shall, within five (5) Business Days after the Closing Statement becomes final and binding on the parties, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Seller all of the Adjustment Escrow Funds from the Adjustment Escrow Account by wire transfer in immediately available funds and Seller agrees that payment of the Adjustment Amount to Seller and release of the Adjustment Escrow Funds to Seller shall be Seller’s sole and exclusive source of recovery for any amounts owing to Seller pursuant thereto; provided that, for the avoidance of doubt and without limiting the generality of the foregoing, no claim by Seller for the payment or non-payment of the Adjustment Amount or with respect to release of the Adjustment Escrow Funds shall be asserted against any Person other than Buyer. If the Estimated Closing Purchase Price is greater than the Closing Purchase Price (such excess, the “Excess Amount”), Buyer and Seller shall, within five (5) Business Days after the Closing Statement becomes final and binding on the parties, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Buyer the Excess Amount from the Adjustment Escrow Funds in the Adjustment Escrow Account by wire transfer in immediately available funds and if the Excess Amount is less than the Adjustment Escrow Funds, to make payment to Seller of all remaining Adjustment Escrow Funds in the Adjustment Escrow Account. If the Excess Amount exceeds the Adjustment Escrow Funds in the Adjustment Escrow Account (such excess, the “Remaining Excess Amount”), Buyer and Seller shall, within five (5) Business Days after the Closing Statement becomes final and binding on the parties, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Buyer the Remaining Excess Amount from the Indemnity Escrow Funds in the Indemnity Escrow Account. Any payment pursuant to this Section 1D(ii) (other than payments from the Adjustment Escrow Account to Seller) shall be made together with interest thereon at the rate per annum equal to the rate of interest published by the Wall Street Journal as the “prime rate” at large U.S. money center banks on the Closing Date (the “Applicable Rate”), calculated on the basis of the number of days elapsed from the Closing Date to the date of payment. Buyer agrees that the payment of the Excess Amount (if any) from the Adjustment Escrow Funds in the Adjustment Escrow Account in accordance with the Adjustment Escrow Agreement and the payment of the Remaining Excess Amount (if any) from the Indemnity Escrow Funds in the Indemnity Escrow Account in accordance with the Indemnity Escrow Agreement shall be the sole and exclusive remedy of Buyer for payment of the Excess Amount (if any) and payment of the Remaining Excess Amount (if any), respectively, and the Adjustment Escrow Funds in the Adjustment Escrow Account and, to the extent there is any Remaining Excess Amount, the Indemnity Escrow Funds in the Indemnity Escrow Account shall be Buyer’s sole and exclusive source of recovery for any amounts owing to Buyer pursuant thereto; provided that, for the avoidance of doubt, and without limiting the generality of the foregoing, no such claim by Buyer for the payment or non-payment of the Excess Amount or the Remaining Excess Amount shall be asserted against Seller, any current or former Affiliate of Seller (other than Seller Subs) or any of its or their respective officers, directors, employees, partners, stockholders, members, agents, attorneys representatives, successors or permitted assigns (collectively, the “Equityholder Parties”).
     (iii) Buyer agrees that following the Closing it will not take any actions with respect to the accounting books, records, policies and procedures of the Enterprise Group that would obstruct or prevent the preparation of the Closing Statement as provided in this Section 1D. Buyer will cooperate in the preparation of the Closing Balance Sheet and the Closing Statement and the review of any Notice of Disagreement. The parties agree that, from and after the Closing, the provisions of this Section 1D and the arbitration provisions contemplated hereby shall be the exclusive remedy and exclusive forum of the parties with respect to the matters that are or that may be addressed through the working capital adjustment contemplated hereby.

     (iv) If the Accounting Firm identified in Section 1D(i) (or any other Accounting Firm selected pursuant to this Section 1D(iv) cannot, or is not willing to, act as the Accounting Firm in accordance with the provisions of this Agreement, then upon Buyer’s or Seller’s written notice to the other party, Buyer and Seller shall, within five (5) days after delivery of such notice (or such other mutually agreed upon longer period), jointly select a nationally recognized independent accounting firm that is not the independent auditor of either of the parties or any other nationally recognized firm with experience in analyzing and making determinations concerning the matters in this Section 1D (an “Eligible Firm”) to act as the Accounting Firm pursuant to the provisions of this Agreement; provided that if Buyer and Seller are unable to jointly select such an Eligible Firm to act as the Accounting Firm within such time period, then Buyer and Seller shall each select an Eligible Firm at the end of such time period and such Eligible Firms shall, within five (5) days after their selection, jointly select a third Eligible Firm to act as the Accounting Firm pursuant to the provisions of this Agreement. Any Eligible Firm selected pursuant to this Section 1D(iv) shall be deemed the Accounting Firm for all purposes of this Agreement.
          1E. Earnout.
     (i) If EBITDA for the Earnout Period equals or exceeds the EBITDA Target, then Buyer shall pay to Seller an aggregate amount equal to the Earnout Amount in accordance with the terms and conditions of this Section 1E.
     (ii) For purposes of such calculation, EBITDA for the Earnout Period shall be determined on the basis of the financial statements for the Enterprise Group for the Earnout Period (with it being understood and agreed that whenever there is a reference to financial statements for the Earnout Period (whether audited or unaudited), such financial statements shall be deemed to include references to both predecessor and successor financial statements and that the financial statements so delivered shall be for the Enterprise Group alone (or the Person(s) owning the Enterprise Group, as long as such financial statements reflect only the results of the Enterprise Group)). Promptly after such audited financial statements are finalized (but in no event later than June 30, 2008), Buyer shall deliver such audited financial statements (or, to the extent that audited financial statements are not delivered on or prior to such date, Buyer shall deliver to Seller the unaudited financial statements of the Enterprise Group for the Earnout Period and as soon as completed, the audited financial statements for the Enterprise Group for the Earnout Period) and any and all work papers or back-up documentation reasonably requested by Seller. Buyer’s calculation of any payment under this Section 1E shall be conclusive and binding upon the parties unless within thirty (30) calendar days following Seller’s receipt of the audited financial statements (or, at Seller’s election, unaudited financial statements), schedules, work papers and back-up documentation, Seller notifies Buyer in writing that it disagrees with Buyer’s computation of EBITDA for the Earnout Period. Such notice by Seller shall include a schedule setting forth Seller’s computation of EBITDA, together with a copy of any financial information, other than that previously supplied by Buyer to Seller, used in making Seller’s computation. Buyer and Seller will use commercially reasonable efforts to resolve any disagreement as to the computation of EBITDA for the Earnout Period as soon as practicable, but if they cannot reach a final resolution within thirty (30) calendar days after Buyer has received Seller’s notice, then Buyer and Seller will jointly select a nationally recognized independent accounting firm that is not the independent auditor of either of the parties or any other nationally recognized firm with experience in analyzing and making determinations concerning the matters in this Section 1E (the “Earnout Firm”) to resolve their disagreement. If the Earnout Firm selected by the parties cannot, or is not willing to, act as the Earnout Firm in accordance with the provisions of this Agreement, then Buyer and Seller shall each select a Person that meets the criteria for an Earnout Firm (each, an “Eligible Earnout Firm”) at the end of such time period and such Eligible Earnout Firms shall, within five (5) days after their selection, jointly select a third Eligible Earnout Firm to act as the Earnout Firm pursuant to the provisions of this Agreement. Any Earnout Firm selected pursuant to this Section 1E(ii) shall be deemed the Earnout Firm for all purposes of this Agreement. Buyer and Seller will direct the Earnout Firm to render a determination within thirty (30) calendar days of its retention, and Buyer, Seller and their respective agents will cooperate with the Earnout Firm during its engagement. The Earnout Firm’s determination will be based solely on the presentations and supporting material provided by Buyer and Seller and on this Agreement and not pursuant to any independent review. The determination of EBITDA for the Earnout Period by the Earnout Firm will be conclusive and binding upon Buyer and Seller and shall be non-appealable (absent manifest error). The fees and expenses of the Earnout Firm pursuant to this Section 1E shall be paid by Seller, on the one hand, and Buyer, on the other hand, based on the ratio of the disputed amount not awarded to such Person to the total amount actually disputed by Seller and Buyer. For example, if the aggregate amount disputed by Seller is $1,000, and if Buyer contests only $500 of the amount disputed by Seller, and if the Earnout Firm ultimately resolves the dispute by finding that Seller properly disputed $300 of the $500, then the fees and expenses of the Earnout Firm will be paid 60% (i.e., 300÷500) by Buyer and 40% (i.e., 200÷500) by Seller. The date that the computation of EBITDA becomes final in accordance with this Agreement is referred to herein as the “EBITDA Determination Date.”
     (iii) During the Earnout Period, Buyer shall not, and shall cause its controlled Affiliates not to, take any action with a principal purpose to reduce EBITDA for the Earnout Period. Unless such election would contravene, or be inconsistent with, GAAP (as applied by Seller in prior fiscal years), all available accounting elections (including those relating to the capitalization of charges and the setting up of reserves) shall, solely for purposes of this Section 1E, be made consistent with the 2006 Statement of Revenues and Expenses. In the event that, prior to the end of the Earnout Period, there is any (w) sale, license or transfer of any material portion of the assets of the Enterprise Group to a Person (including DevShed) (other than sales of assets in the ordinary course of business consistent with past practice), (x) reorganization, merger or consolidation involving the Enterprise Group or any assets with or into any other Person constituting a separate business (including DevShed), (y) acquisition of all of, or any significant portion of, the assets of any other Person by Buyer, or (z) entry into any joint venture, partnership, strategic alliance or other similar business arrangement involving the Enterprise Group with any other Person, the parties shall cooperate in good faith and effect an appropriate adjustment to the EBITDA Target.

     (iv) Notwithstanding anything in this Section 1E to the contrary, in the event that prior to June 30, 2008, Buyer or any Affiliate thereof that, directly or indirectly, owns or operates the Enterprise Group, (A) files a registration statement with respect to an initial public offering of its equity securities (an “IPO”) or (B) enters into a definitive agreement with an unaffiliated third party (it being understood that DevShed is an Affiliate of Buyer) for the sale, transfer or license (however structured and whether direct or indirect) of all or substantially all of the assets of the Enterprise Group or all or substantially all of the equity securities of the Person that owns the assets of the Enterprise Group (a “Sale Event”), then on the date the registration statement filed in connection with the IPO is declared effective by the SEC, or the closing of a Sale Event, as the case may be, Buyer shall pay to Seller an amount equal to $10,000,000 less any Earnout Amount previously paid by Buyer to Seller. Notwithstanding anything herein to the contrary, with respect to a Sale Event, Buyer shall not be obligated to pay any amount to Seller upon the closing of a Sale Event unless the consideration received in connection with such Sale Event or the enterprise valuation implied by the IPO for the Person selling equity securities therein exceeds $200,000,000.
     (v) If earned, the Earnout Amount shall be paid by Buyer to Seller not later than the 2nd business day after the EBITDA Determination Date and any amount required to be paid pursuant to Section 1E(iv) shall be paid when required thereunder. If not paid when due, without limiting the rights of Seller to make claim for payment of the Earnout Amount or other amount required to be paid pursuant to Section 1E(iv), the amount owed shall accrue interest on a daily basis at the Prime Rate per annum, calculated on the basis of the number of days from and after the date such payment is required to be made to the date of payment. Amounts paid to Seller pursuant to this Section 1E shall be an adjustment to the Closing Purchase Price.
     1F. Purchased Assets; Excluded Assets; Retained Liabilities; Assumed Liabilities.
     (i) For purposes of this Agreement, “Purchased Assets” means the properties, assets, privileges, claims, contracts, goodwill and rights of every kind and nature, real and personal, tangible and intangible, absolute or contingent, wherever located, of Seller and/or any of the Seller Subs primarily used or held for use in the operation of the Enterprise Group, including:
     (a) all leaseholds and other interests in real property of Seller and/or any of the Seller Subs pursuant to the Contracts listed in Section 1F(i)(a) of the Seller Disclosure Letter, in each case together with the right, title and interest of Seller and/or any of the Seller Subs in, to and under all buildings, improvements and fixtures thereon and all other appurtenances thereto (the “Transferred Real Property”);
     (b) all inventories (“Inventory”) owned by Seller and/or any of the Seller Subs as of the Closing Date that are used or held for use primarily in the operation of the Enterprise Group (the “Transferred Inventory”);

     (c) the Computer Hardware listed on Section 1F(i)(c) of the Seller Disclosure Letter (the “Transferred Computer Hardware”);
     (d) the Computer Software listed on Section 1F(i)(d) of the Seller Disclosure Letter (the “Transferred Computer Software”);
     (e) all other tangible personal property and interests therein (specifically excluding Computer Hardware and Computer Software, which are addressed in Section 1F(i)(c) — (d)), including all equipment, furniture, and furnishings, of Seller and/or any of the Seller Subs that are used or held for use primarily in the operation of the Enterprise Group (the “Transferred Equipment”);
     (f) all accounts receivable of Seller and/or any of the Seller Subs as of the Closing Date to the extent arising out of the operation of the Enterprise Group (the “Transferred Receivables”);
     (g) all Intellectual Property Rights listed on Section 1F(i)(g) of the Seller Disclosure Letter (the “Transferred Intellectual Property”);
     (h) a copy of any and all research records, test information, customer lists, subscription lists, information databases, and market surveys (“Technology”) owned by Seller and/or any of the Seller Subs that are used or held for use primarily in the operation of the Enterprise Group (the “Transferred Technology”);
     (i) all permits, licenses, franchises, approvals, consents, filings, certificates, easements or authorizations from any Governmental Entity (“Permits”) issued to Seller and/or any of the Seller Subs that are used or held for use primarily in the operation of the Enterprise Group (the “Transferred Permits”);
     (j) all written contracts, leases, subleases, licenses, sublicenses, agreements, commitments and all other legally binding instruments (in each case other than leases and subleases and interests in respect of real property) to which Seller and/or any of the Seller Subs is a party or by which Seller and/or any of the Seller Subs is bound that are listed in Section 1F(i)(j) of the Seller Disclosure Letter, and all other written contracts, leases, subleases, licenses, sublicenses, agreements, commitments and all other legally binding instruments to which Seller and/or any of the Seller Subs is a party or by which Seller and/or any of the Seller Subs is bound that are used or held for use primarily in the operation of the Enterprise Group (collectively, the “Transferred Contracts”); provided that “Transferred Contracts” shall not include Shared Contracts listed on Section 8T(iii) of the Seller Disclosure Letter or Ongoing Shared Contracts (which Ongoing Shared Contracts shall be governed by Section 8T(iv) of this Agreement);

     (k) all rights of Seller and/or any of the Seller Subs in and to products sold (including products returned after the Closing Date) in the operation of the Enterprise Group;
     (l) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of Seller and/or any of the Seller Subs that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation of the Enterprise Group;
     (m) all rights, claims, rights to setoff, and credits to the extent relating to any Purchased Asset or any Assumed Liability, including any such items arising under any guarantees, warranties, indemnities and similar rights in favor of Seller and/or any of the Seller Subs in respect of any Purchased Asset or any Assumed Liability;
     (n) a copy of all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, suppliers’ lists, vendor lists, other distribution lists, cost and pricing information, business plans, reference catalogs, billing records, sales and promotional literature (in all cases, in any form or medium) that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation of the Enterprise Group, in each case to the extent applicable to the Enterprise Group (the “Records”);
     (o) all stationery, sales and purchase order forms, labels, shipping material, catalogs, brochures, art work, photographs and advertising material that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation of the Enterprise Group;
     (p) all other properties, assets, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible, that are owned by Seller and/or one of the Seller Subs as of the Closing Date and used or held for use primarily in the operation of the Enterprise Group (specifically excluding all Excluded Assets);
     (q) all goodwill of Seller primarily generated by or associated with the Enterprise Group or the Purchased Assets; and
     (r) all prepaid Taxes (other than income Taxes) that are imposed with respect to a Purchased Asset, but only to the extent included or, prior to the final determination thereof, to be included, as an asset in the computation of Closing Net Working Capital.
Notwithstanding anything herein to the contrary, in no event shall the “Purchased Assets” include the Excluded Assets.
     (ii) For the purposes of this Agreement, “Excluded Assets” shall mean:

     (a) all assets listed on Section 1F(ii)(a) of the Seller Disclosure Letter;
     (b) all cash and cash equivalents of Seller or any of its Affiliates;
     (c) all bank accounts of Seller or any of its Affiliates;
     (d) all insurance policies of Seller or any of its Affiliates and, subject to Section 3D(ii), all rights and claims thereunder;
     (e) all rights, claims and credits of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Retained Liability, including any such rights, claims and credits arising under any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates in respect of any Excluded Asset or any Retained Liability and any claims for and rights to receive Tax refunds or credits or other reimbursements attributable to Taxes for pre-Closing Date periods (or pre-Closing Date portions of periods ending after the Closing Date);
     (f) any shares of capital stock of, or other equity interests in, any Affiliate of Seller or any other Person, which are owned by Seller or any of its Affiliates;
     (g) except as expressly contemplated by Section8J(iii), any assets relating to any current, former or future Employee Benefit Plan in which any employees of Seller or any of its Affiliates participate;
     (h) all financial and Tax Records, including any notes, worksheets, files or documents relating thereto (except to the extent specifically identified as a Purchased Asset);
     (i) all Records of Seller or any of its Affiliates prepared in connection with the sale of the Enterprise Group, including bids received from third parties and analyses relating to the Enterprise Group;
     (j) all rights of Seller and the Seller Subs under this Agreement, the Ancillary Agreements and any other agreements, certificates and instruments delivered in connection with this Agreement;
     (k) all leaseholds and other interests in real property of Seller or any of its Affiliates not listed on Section 1F(i)(a) of the Seller Disclosure Letter, in each case together with Seller’s and its Affiliates’ right, title and interest in, to and under all buildings, improvements and fixtures thereon and all other appurtenances thereto;

     (l) Intellectual Property Rights owned by Seller or any of its Affiliates that are not Transferred Intellectual Property;
     (m) all Technology owned by Seller or any of its Affiliates that is not Transferred Technology;
     (n) all Permits issued to Seller or any of its Affiliates that are not used or held for use in the operation or conduct of the Enterprise Group;
     (o) all Contracts to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound that are not Transferred Contracts;
     (p) all Computer Hardware of Seller or any of its Affiliates that is not Transferred Computer Hardware;
     (q) all Computer Software of Seller or any of its Affiliates that is not Transferred Computer Software;
     (r) all accounts receivable of Seller or any of its Affiliates that are not Transferred Receivables or pursuant to which a payment is owed to a member of the Seller Group by a Subsidiary of Seller;
     (s) except to the extent specifically identified as a Purchased Asset, all properties, assets, privileges, claims, contracts, goodwill and rights of every kind and nature, real and personal, tangible and intangible, absolute or contingent, wherever located, of Seller and/or any of the Seller Subs primarily used or held for use in the operation of Seller’s Other Businesses, taken together;
     (t) any other property or assets of Seller and its Affiliates not specifically included as Purchased Assets; and
     (u) all corporate-level services of the type provided as of the date of this Agreement or as of the Closing Date to the Enterprise Group by Seller or any of its Affiliates (including assets used or held for use by Seller in connection with such corporate-level services, but excluding services provided under the TSA and any services shared by Seller and Buyer after Closing).
     (iii) For the purposes of this Agreement, “Assumed Liabilities” shall mean all obligations, liabilities and commitments of Seller and the Seller Subs of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Purchased Assets, the Enterprise Group or the operation of the Enterprise Group prior to, on or after the Closing Date, excluding any Retained Liabilities of the type described in clauses (a) — (l) of Section 1F(iv), including:

     (a) all obligations, liabilities and commitments of Seller and/or any of the Seller Subs under the Transferred Contracts and the Transferred Permits, including (to the extent included in the calculation of Estimated Closing Purchase Price and, without duplication, the Closing Purchase Price) the obligation to pay the Medford Lease Amount when required pursuant to the Medford Lease Termination Agreement;
     (b) all accounts payable and accrued liabilities of Seller and/or any of the Seller Subs arising out of, relating to or otherwise in any way in respect of the operation of the Enterprise Group or otherwise in respect of the Enterprise Group (“Transferred Accounts Payable”);
     (c) all obligations, liabilities and commitments of Seller and/or any of the Seller Subs arising out of, relating to or otherwise in any way in respect of any and all products manufactured or sold or services rendered by the Enterprise Group at any time at or prior to the Closing, including obligations, liabilities and commitments for credits, refunds, adjustments, allowances, exchanges, returns and warranty, merchantability and other claims relating to such products (including all obligations, liabilities and commitments consisting of deferred revenues and/or unexpired subscriptions, if any);
     (d) all obligations, liabilities and commitments of Seller and/or any of the Seller Subs arising as a result of at any time being the lessee or occupant of, or the operator of the activities conducted at, the Transferred Real Property;
     (e) all obligations, liabilities and commitments of Seller and/or any of the Seller Subs in respect of any suit, action or proceeding (a “Proceeding”), pending or threatened, and claims, whether or not presently asserted, at any time arising out of or relating to or otherwise in any way in respect of the Enterprise Group or the operation of the Enterprise Group (but only to the extent arising out of or relating to the Enterprise Group), including the Proceedings listed on Section 1F(iii)(e) of the Seller Disclosure Letter (but only to the extent arising out of or relating to the Enterprise Group);
     (f) any liability, obligation or commitment of Seller and/or any of the Seller Subs to pay to any Transferred Employee any salary, commission, vacation pay or other compensation earned or accrued as of the Closing Date to the extent included in the computation of Closing Net Working Capital;
     (g) all liabilities and obligations to the extent included or, prior to the final determination thereof, to be included in the computation of Closing Net Working Capital; and
     (h) all agreements, obligations and liabilities of Buyer or any of its Subsidiaries under this Agreement and the Ancillary Agreements.

     (iv) For the purposes of this Agreement, “Retained Liabilities” shall mean all obligations, liabilities and commitments of Seller and its Affiliates of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, other than Assumed Liabilities. For avoidance of doubt, and without limiting the generality of the foregoing, “Retained Liabilities” shall include the following:
     (a) all obligations, liabilities and commitments of Seller or any of its Subsidiaries to the extent not related to the Enterprise Group or the Purchased Assets;
     (b) all obligations, liabilities and commitments of Seller or any of its Subsidiaries to the extent relating to or arising out of Excluded Assets;
     (c) all obligations, liabilities and commitments in respect of or arising under any Employee Benefit Plan (other than liabilities of the type described in Section 1F(iii)(f));
     (d) all agreements and obligations of Seller or any of its Subsidiaries under this Agreement and the Ancillary Agreements;
     (e) any obligations or liabilities of Seller or any of its Subsidiaries with respect to Taxes imposed on Seller or any of its Subsidiaries with respect to periods ending on or prior to or including the Closing Date (other than (i) Taxes to the extent included as a liability or a contra-asset in the computation of Closing Net Working Capital (it being understood and agreed that Buyer shall pay all such Taxes) and (ii) Transfer Taxes arising as a result of the transactions contemplated by this Agreement);
     (f) any liabilities arising from the gross negligence or willful misconduct of Seller and its Subsidiaries with respect to the operation of the Enterprise Group prior to Closing;
     (g) liabilities or obligations in respect of indebtedness for borrowed money or capital stock of Seller or any of its Affiliates, including claims by any holders of such indebtedness or capital stock related to the transactions contemplated hereby;
     (h) all accounts payable of Seller or any of its Subsidiaries that are not Transferred Accounts Payable;
     (i) Overlease Expense Liabilities;
     (j) all liabilities and obligations related to the Transferred Inactive Titles to the extent relating to periods prior to the Closing Date;

     (k) all liabilities and obligations related to the Acxiom Claim; and
     (l) all liabilities of the Enterprise Group (other than liabilities under the Medford Lease Termination Agreement) existing on or prior to the date of this Agreement that would be required to be reflected as long-term liabilities on a balance sheet prepared as of the date of this Agreement in accordance with GAAP
ARTICLE 2
CONDITIONS TO CLOSING
          2A. Conditions to All Parties’ Obligations. The obligation of each of Seller and Buyer to consummate the Closing is subject to the satisfaction of the following conditions as of immediately prior to the Closing:
     (i) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated by this Agreement;
     (ii) All waiting period requirements, if any, shall have expired or been terminated under the HSR Act (the “HSR Approval”); and
     (iii) This Agreement shall not have been terminated in accordance with Section 6A.
          Any condition specified in this Section 2A may be waived prior to Closing only by a written instrument signed by Seller and Buyer.
          2B. Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Closing is subject to the satisfaction of each of the following additional conditions as of immediately prior to the Closing:
     (i) Each of the representations and warranties of Seller and the Seller Subs contained in Article 4 of this Agreement, taken together, excluding for purposes of this Section 2B(i) any reference to any materiality, “Enterprise Group Material Adverse Effect” or similar standard or qualifier, shall be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date)), except to the extent of changes or developments after the date of this Agreement contemplated by the terms of this Agreement, and except for failures of such representations and warranties to be so true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, an Enterprise Group Material Adverse Effect;

     (ii) Each of the covenants and agreements of Seller and the Seller Subs to be complied with and/or performed as of or prior to the Closing under this Agreement and the Ancillary Agreements shall have been performed in all material respects;
     (iii) Seller shall have delivered to Buyer a certificate in the form of Exhibit A attached hereto dated as of the Closing Date and signed by a senior executive officer of Seller on behalf of Seller and the Seller Subs certifying as to the fulfillment of the conditions in Section 2B(i) and Section 2B(ii);
     (iv) All Liens (other than Permitted Encumbrances) on the Purchased Assets shall have been released effective as of the Closing and evidence of the release of such Liens effective as of the Closing, in customary form, from the Persons required to deliver such release(s) shall have been delivered to Buyer;
     (v) The Adjustment Escrow Agreement in substantially the form of Exhibit B attached hereto (the “Adjustment Escrow Agreement”) shall have been executed by the Escrow Agent and Seller and shall have been delivered to Buyer;
     (vi) The Indemnity Escrow Agreement in substantially the form of Exhibit C attached hereto (the “Indemnity Escrow Agreement”) shall have been executed by the Escrow Agent and Seller and shall have been delivered to Buyer;
     (vii) The Real Estate Sublease Agreements in substantially the form of Exhibit D and Exhibit E attached hereto (the “Subleases”) shall have been executed by Seller and delivered to Buyer;
     (viii) The Transition Services Agreement in substantially the form of Exhibit F attached hereto (the “TSA”) shall have been executed by Seller and shall have been delivered to Buyer;
     (ix) The License Agreement in substantially the form of Exhibit G attached hereto (the “License Agreement”) shall have been executed by Seller and shall have been delivered to Buyer;
     (x) All notices set forth on Section 2B(x) of the Seller Disclosure Letter required to be given prior to the Closing to, and all consents, approvals, authorizations, waivers and amendments set forth on Section 2B(x) of the Seller Disclosure Letter required to be obtained prior to the Closing from, any Person in connection with the consummation of the transactions contemplated by this Agreement shall have been given or obtained, as the case may be;
     (xi) No event, change, effect or development shall have occurred after the date of this Agreement and be continuing that, individually or in the aggregate, has had or would reasonably be expected to have an Enterprise Group Material Adverse Effect;
     (xii) Buyer shall have received the Debt Financing or Alternative Financing on terms not materially less favorable to Buyer than those set forth in the Debt Commitment Letter (as may be modified by the exercise of any “market flex” provisions to which the

Debt Commitment Letter may subject (which “market flex” provisions (if any) were provided by Buyer to Seller prior to the date of this Agreement)); provided that the condition in this Section 2B(xii) shall be deemed satisfied if a reason the Buyer did not receive such Debt Financing for the transactions contemplated hereby was (a) the failure of funding pursuant to the Equity Commitment Letter when required thereby or the failure of any equity funding condition of similar effect in the Debt Commitment Letter, (b) the failure to deliver documents by Buyer, the Equity Sponsors or any of their respective Affiliates at the Closing, (c) the failure to pay costs, fees, expenses and other compensation contemplated by the Debt Commitment Letter or related letters (including the confidential fee letter attached to the Debt Commitment Letter, which shall not be attached to this Agreement or in any manner be required to be disclosed to Seller or its Affiliates (the “Fee Letter”)) payable by Buyer (or other borrower thereunder), the Equity Sponsors or any of their respective Affiliates to the lead arrangers, other lenders and administrative agents or any other Person, (d) a breach in any material respect by Buyer (or other borrower thereunder), the Equity Sponsors or any of their respective Affiliates under the Debt Commitment Letter or related letters (including the Fee Letter), or (e) as a result of the DevShed Full Contribution (as defined in the Debt Commitment Letter) or the DevShed 75% Contribution (as defined in the Debt Commitment Letter) having occurred and the conditions in the Debt Commitment Letter not having been satisfied as a result of a fact, event or circumstance involving DevShed); provided further that, notwithstanding the immediately foregoing proviso, this Section 2B(xii) shall continue to be a condition precedent to the Closing to the extent that the failure to satisfy conditions to the Debt Financing or Alternative Financing resulted from (x) a breach or breaches by Seller that would cause the failure of the conditions set forth in Section 2B(i) or Section 2B(ii) or (y) the occurrence of any event that would cause the failure of the condition set forth in Section 2B(xi);
     (xiii) The mutual release in substantially the form of Exhibit H attached hereto (the “Mutual Release”) shall have been executed by Seller and delivered to Buyer;
     (xiv) Buyer shall have received, in form and substance reasonably satisfactory to Buyer, an opinion, dated as of the Closing Date, from counsel for Seller and the Sellers Subs solely with respect to matters agreed between counsel for Buyer and counsel for Seller and the Seller Subs on or prior to the date of this Agreement, and subject to assumptions, reasoning, analysis, qualifications and exclusions discussed and substantively agreed between counsel for Buyer and counsel for Seller and the Seller Subs on or prior to the date of this Agreement;
     (xv) Seller shall have delivered to Buyer certified copies of the resolutions or written consents of (A) the board of directors of Seller and each Seller Sub authorizing Seller and each Seller Sub to enter into this Agreement and the Ancillary Agreements to which it is a party and (B) Seller, in its capacity as (directly or indirectly) sole shareholder of each of the Seller Subs, approving this Agreement and the transactions contemplated hereby;
     (xvi) Seller shall have delivered to Buyer a short-form certificate of good standing of Seller, certified by the Secretary of State of Seller’s jurisdiction of incorporation as of a reasonable date (not to exceed 15 Business Days) prior to the Closing Date;
     (xvii) Seller shall have delivered a certificate to Buyer, dated as of the Closing Date and signed by an authorized officer of Seller on behalf of Seller, certifying that Seller is not a foreign person in form and substance consistent with Section 1445 of the Code and the Treasury Regulations thereunder; and
     (xviii) Seller shall have delivered to Buyer, with respect to the Enterprise Group, an audited Statement of Net Assets Sold at each of, and an audited Statement of Revenues and Expenses for the 12 month period ended as of each of, December 31, 2006 and December 31, 2005, together with an accompanying opinion of Grant Thornton LLP (the “GT Audit Report”) and the GT Audit Report shall not, from the perspective of the Enterprise Group and taking the financial statements included in the GT Audit Report as a whole, materially adversely deviate from the Preliminary Audit Report; provided that the condition specified in this Section 2B(xviii) shall automatically be deemed satisfied on the 14th calendar day after delivery of the GT Audit Report to Buyer unless prior to such 14th calendar day, Buyer has terminated this Agreement in accordance with Article 6 hereof; provided further that, in no event shall the GT Audit Report be deemed to materially adversely deviate from the Preliminary Audit Report for purposes of this Section 2B(xviii) or Section 6A(v) as a result of any change in the property, plant and equipment line (or any resulting change in the depreciation expense).
          Any condition specified in this Section 2B may be waived prior to Closing only by a written instrument signed by Buyer.
          2C. Conditions to Seller’s Obligations. The obligation of Seller to consummate the Closing is subject to the satisfaction of each of the following additional conditions as of immediately prior to the Closing:
     (i) Each of the representations and warranties of Buyer contained in Article 5 of this Agreement, taken together, excluding for purposes of this Section 2C(i) any reference to any materiality, “Buyer Material Adverse Effect” or similar standard or qualifier, shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date)), except to the extent of changes or developments after the date of this Agreement contemplated by the terms of this Agreement, and except for failures of such representations and warranties to be so true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;
     (ii) Each of the covenants and agreements of Buyer to be complied with and/or performed under this Agreement and the Ancillary Agreements as of or prior to the Closing shall have been performed in all material respects;

     (iii) Buyer shall have delivered to Seller a certificate in the form of Exhibit I attached hereto dated the Closing Date and signed by a senior executive officer of Buyer on behalf of Buyer certifying as to the fulfillment of the conditions in Section 2C(i) and Section 2C(ii);
     (iv) The Adjustment Escrow Agreement shall have been executed by the Escrow Agent and Buyer and shall have been delivered to Seller;
     (v) The Indemnity Escrow Agreement shall have been executed by the Escrow Agent and Buyer and shall have been delivered to Seller;
     (vi) The Subleases shall have been executed by Buyer and shall have been delivered to Seller;
     (vii) The TSA shall have been executed by Buyer and shall have been delivered to Seller;
     (viii) The License Agreement shall have been executed by Buyer and shall have been delivered to Seller;
     (ix) The Mutual Release shall have been executed by Buyer and shall have been delivered to Seller; and
     (x) Buyer shall have delivered to Seller copies of the resolutions or written consents of Buyer’s board of directors authorizing Buyer to enter into this Agreement and the Ancillary Agreements to which it is a party.
          Any condition specified in this Section 2C may be waived prior to Closing only by a written instrument signed by Seller.
ARTICLE 3
COVENANTS PRIOR TO THE CLOSING
          3A. Access. During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Seller shall grant or cause to be granted to Buyer and its financing sources and their authorized representatives (including accountants, consultants and attorneys) reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records (including the records of independent certified public accountants) of Seller and its Subsidiaries relating to the Enterprise Group (including the Purchased Assets) that are in the possession or under the control of Seller or its Subsidiaries; provided that (i) such access does not unreasonably interfere with the normal operations of Seller or any of its Affiliates, (ii) such access shall occur in such a manner as Seller reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and the information sought, (iii) all requests for access shall be directed to Robert Callahan, Gregory Barton, Mark Moyer or such individuals as Seller may designate in writing from time to time, and (iv) nothing herein shall require Seller or any of its Subsidiaries to provide access to, or to disclose any information to, Buyer if such access or disclosure would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act and other anti-competition laws or laws regarding employee rights of privacy) or, to the extent it relates to any contract or agreement with Google, unless Seller has received Google’s prior written consent thereto; provided further that Buyer is not authorized to, and Buyer shall not (and Buyer shall not permit any of its or its financing sources employees, representatives or Affiliates to), without the presence of Evercore Partners, contact any officer, director, employee, supplier, distributor, lessee, lessor, licensee, licensor, lender, customer or other material business relation of Seller or any of its Affiliates prior to the Closing without the prior written consent of Seller (provided that the foregoing shall not restrict contacts in the ordinary course of business (including by DevShed or other portfolio company of any financing source of Buyer) that are not related to or in connection with the transactions contemplated by this Agreement and do not make any reference to the transactions contemplated by this Agreement). Buyer shall, and shall cause its Affiliates and financing sources and its and their agents and representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to any of the foregoing pursuant to this Section 3A.
          3B. Ordinary Conduct of Seller. During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, except as set forth on Section 3B of the Seller Disclosure Letter, or as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise contemplated by this Agreement,
     (i) Seller shall (with respect to the Enterprise Group), and shall cause each of its Subsidiaries (with respect to the Enterprise Group) to, (x) operate the Enterprise Group business in the ordinary course of business in accordance with past practice in all material respects and in accordance in all material respects with laws applicable to the Enterprise Group, and (y) use its commercially reasonable efforts to (A) preserve the Enterprise Group’s present business operations, (B) preserve the Purchased Assets (other than sales of magazines, services and inventory in the ordinary course of business and sales of depleted or worn assets) and (C) preserve all Permits held by Seller and its Subsidiaries that are required for the conduct of the Enterprise Group business as presently conducted, and
     (ii) Seller shall not (with respect to the Enterprise Group), and shall cause each of its Subsidiaries (with respect to the Enterprise Group) not to:
     (a) make any material change in the conduct of the Enterprise Group business, except for changes that are in the ordinary course of business or not inconsistent in material respects with past practice;
     (b) enter into a new agreement that would be included in the definition of Enterprise Group Material Contracts if it had been entered into as of the date of this Agreement, modify or amend any agreement that is included in the Purchased Assets in a manner materially adverse to the Enterprise Group, or terminate any agreement that is included in the Purchased Assets or waive, release or assign any rights thereunder;

     (c) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof, other than any such transaction not involving the Enterprise Group or the Purchased Assets;
     (d) except for sales of magazines, services and inventory in the ordinary course of business, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any Purchased Assets (including any Enterprise Group Intellectual Property included in the Purchased Assets) or any of the other material assets of the Enterprise Group, or enter into any agreement regarding the foregoing;
     (e) except in the ordinary course of business or as required by law or contractual obligations or other agreements existing on the date hereof, increase in any manner the compensation of, or enter into or agree to enter into any new bonus, incentive, employee benefits, severance or termination agreement or any similar agreement or arrangement with, any of the Transferred Employees;
     (f) other than as required by applicable law, make any material change to any election in respect of Taxes of the Enterprise Group, materially amend any Tax Return previously filed with respect to the Enterprise Group, adopt, or make any material change to, any accounting method in respect of Taxes of the Enterprise Group, enter into any closing agreement, settle any material claim or material assessment in respect of Taxes of the Enterprise Group, or consent to any extension or waiver of the limitation period applicable to any material claim or material assessment in respect of Taxes of the Enterprise Group;
     (g) make any material change to Seller’s accounting methods or practices with respect to the Enterprise Group, except as may be required by GAAP or applicable law;
     (h) cause any joint venture or partnership agreement to be entered into with respect to the Enterprise Group;
     (i) except (A) as otherwise required by applicable law or by an existing Employee Benefit Plan (which shall, for the avoidance of doubt, include existing written agreements that are included in the definition of “Employee Benefit Plan”), (B) as set forth on Section 3B of the Seller Disclosure Letter, (C) increases in salary and bonus compensation for employees of the Enterprise Group to the extent contemplated by the budget for the Enterprise Group, or (D) as entered into in connection with arrangements for the liabilities included as part of Transaction Bonus

Amount, adopt, enter into, or amend in any material respect, any Employee Benefit Plan;
     (j) enter into, with respect to the Enterprise Group, any contract with any Affiliate of Seller or any executive officer of Seller or any of its Subsidiaries;
     (k) initiate or commence any material litigation involving the Enterprise Group;
     (l) adopt a plan of liquidation or approve resolutions providing for the complete or partial liquidation or dissolution, or other merger, consolidation or reorganization; or
     (m) permit or cause the Enterprise Group to make any loan, advance or capital contribution to or investment in any third party (other than advances to employees and credit terms in the ordinary course of business).
          3C. Distribution of Cash and Other Used Assets. Notwithstanding any other provision to the contrary contained in this Article 3 or elsewhere in this Agreement, on and prior to the Closing Date, Seller and its Affiliates shall be entitled to receive all cash and cash equivalents and/or other Excluded Assets owned or held by or for the benefit of the Enterprise Group prior to and as of the Closing. Buyer acknowledges that all such cash and cash equivalents and/or other Excluded Assets are the exclusive property of Seller and its Affiliates and, to the extent transferred at Closing, shall be delivered by Buyer to Seller after the Closing promptly, but in any event within five (5) Business Days, following discovery of such cash or cash equivalents or other Excluded Asset. In addition, to the extent any amount is paid to or received by Buyer or any of their respective Subsidiaries in respect of such cash or cash equivalent or other Excluded Asset, Buyer shall pay to Seller or its designee the amount so received promptly, but in any event within five (5) Business Days, following receipt of such amount.
          3D. Cancellation of Inter-company Accounts and Services.
     (i) Buyer acknowledges and agrees that, at or prior to the Closing, Seller and its Affiliates shall cancel or forgive any note or other liability or obligation (including intercompany debt) owing from Seller or any of its Affiliates to the Enterprise Group (other than accounts receivable and accounts payable arising in the ordinary course of business and other than as set forth in the Ancillary Agreements). Except as contemplated by this Agreement and the Ancillary Agreements, from and after the Closing, all services (including cash management and treasury, accounting, tax, insurance, human resources, environmental, banking, legal, data network and other services) provided to the Enterprise Group by Seller or any of its Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties thereto and inter-company accounts from Seller or any of its Affiliates to the Enterprise Group shall be terminated without liability to Seller or such Affiliates. Without limiting the generality of the foregoing, as of the Closing Date, except as contemplated by Section 3D(ii), the coverage under all insurance policies maintained by Seller or any of its Affiliates related to the Enterprise Group shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Buyer or its Affiliates. Buyer agrees to arrange for its own insurance policies with respect to the Enterprise Group covering all periods and agrees, except as set forth in Section 3D(ii), not to seek, through any means, to benefit from any of the insurance policies maintained by Seller or its Affiliates which may provide coverage for claims relating in any way to the Enterprise Group prior to the Closing other than as set forth in Section 3D(ii). Furthermore, Buyer acknowledges and agrees that, effective as of the Closing, the Transferred Employees will no longer have rights to credit cards or payment cards of Seller or any of its Subsidiaries and Buyer shall reimburse Seller for any amounts that Seller or any of its Subsidiaries is required to pay in respect of such credit cards or payment cards in respect of post-Closing charges; provided that Seller agrees to use commercially reasonable efforts to either transfer to Buyer, or otherwise cancel, such credit cards or payment cards for such Transferred Employees as soon as practicable after the Closing. Furthermore, and without limiting the generality of the provisions of this Section 3D(i), (i) each party hereto or any of such party’s Affiliates shall be permitted to remove any link on any website owned, maintained or controlled by it to any internet website(s) owned, maintained or controlled by the other party or any of its Affiliates without any further action or liability on the part of the removing party and (ii) upon the request of a party hereto, the other party or any of its Affiliates shall promptly remove or cause to be removed any link(s) to any internet web site(s) owned, maintained or controlled by the requesting party on any internet website owned, maintained or controlled by such other party or any of its Affiliates.
     (ii) Buyer acknowledges that (a) all insurance policies of Seller or any of its Affiliates are owned by Seller and its Affiliates, (b) such insurance policies will not be sold, assigned or transferred to Buyer as part of the Closing and (c) except as provided in this Section 3D(ii), the Enterprise Group will no longer be covered under such insurance policies or any other insurance policies, plans, products or arrangements of Seller or its Affiliates (collectively, the “Seller Insurance Policies”) after the Closing. Notwithstanding the foregoing, after the Closing, Seller shall cause all general liability and casualty loss claims against or relating to the Enterprise Group for which insurance coverage is currently available under the Seller Insurance Policies listed on Section 3D(ii) of the Seller Disclosure Letter (the “Available Insurance Policies”) to continue to be covered under the Available Insurance Policies to the extent such claims relate to events occurring prior to the Closing (subject to deductibles, self-insured retentions and policy limits of such Available Insurance Policies) (each such claim, a “Covered Claim”). After the Closing, Seller shall, or shall cause its Affiliates to, permit Buyer to submit such Covered Claims for processing in accordance with the Available Insurance Policies to the same extent as a member of the Seller Group was entitled prior to the Closing. It is understood and agreed that Buyer shall be responsible for satisfying any deductibles, self-insured retentions and other retained amounts on insurance coverage with respect to such Covered Claims. Seller shall have the right to assume and control the defense and monetary settlement of each Covered Claim, unless otherwise agreed to in writing between Seller and Buyer. After the Closing, neither Buyer nor Seller shall take any action or omit to take any action that would exacerbate or worsen any such Covered Claim or would limit the ability of the other party or its Affiliates to defend such Covered Claim.
          3E. Exclusive Transaction. In consideration of the substantial expenditures of time, effort and expense to be undertaken by Buyer in connection with its due diligence review and the preparation and negotiation of this Agreement with Seller, Seller agrees that from the date of this Agreement and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, Seller shall, and shall cause the Equityholder Parties to, deal exclusively with Buyer and its Affiliates regarding the purchase and sale of the Purchased Assets and any other acquisition of the Enterprise Group (whether by way of merger, recapitalization, purchase or issuance of capital stock, purchase of assets or otherwise) and, without the prior written consent of Buyer, Seller will not, and will not permit the Equityholder Parties to, (i) solicit, initiate discussions, continue discussions or engage in negotiations with any person (whether such negotiations are initiated by Seller, any of the Equityholder Parties or otherwise), other than Buyer and its Affiliates (or its designated affiliates or the Buyer Parties), relating to the possible acquisition of the Enterprise Group or any material portion of the assets of the Enterprise Group (however structured, an “Alternative Transaction”); (ii) provide information or documentation (other than information or documentation that is disclosed with Seller’s or its Affiliates’ securities laws filings) with respect to the Enterprise Group to any Person, other than Buyer or a Person designated by Buyer, relating to an Alternative Transaction; or (iii) enter into an agreement with any person, other than Buyer or a Person designated by Buyer, providing for an Alternative Transaction. If Seller or any Equityholder Party receives any inquiry, offer or proposal relating to any of the above, then Seller shall promptly notify Buyer of the receipt thereof, but shall not be obligated to include information as to the proponent, content or terms of such inquiry, offer or proposal.
          3F. Assistance with Financing. From the date hereof until the earlier of the Closing Date or termination of this Agreement pursuant to Article 6, subject to the limitations set forth below, and unless otherwise agreed by Buyer, Seller will, and will cause its Subsidiaries to, instruct its management to cooperate with Buyer as reasonably requested by Buyer in connection with Buyer’s arrangement of the Debt Financing and/or any Alternative Financing to be consummated contemporaneous with the Closing in respect of the transactions contemplated by this Agreement, provided that, in each case, all out-of-pocket fees and expenses incurred by Seller or any of its Affiliates in connection therewith shall be paid by Buyer. Such cooperation will include making appropriate officers available for participation in meetings, due diligence sessions and road shows, assistance in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, as may be reasonably requested by Buyer or any prospective lender to Buyer; provided that, notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Subsidiaries shall be required to deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters.
          3G. GT Audit Report. Promptly after receipt thereof, Seller shall deliver to Buyer the GT Audit Report. Seller shall deliver prompt written notice to Buyer if, prior to the Closing, the Fairness Opinion is withdrawn or amended or modified in any material respect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO ENTERPRISE GROUP
          As an inducement to Buyer to enter into this Agreement, each of Seller and each of the Seller Subs hereby, jointly and severally, represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, that, except as disclosed in the Seller Disclosure Letter (which disclosures, for the avoidance of doubt, are subject to Section 9H):
          4A. Organization and Corporate Power. Each of Seller and each of the Seller Subs is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would result in a Enterprise Group Material Adverse Effect. Each of Seller and each of the Seller Subs has all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted and to enter into this Agreement and the Ancillary Agreements to which it is a party and consummate the transactions contemplated hereby and thereby.
          4B. Subsidiaries. Each of the Seller Subs is a direct or indirect wholly-owned subsidiary of Seller.
          4C. Authorization; No Breach. Each of the Seller’s and each Seller Sub’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party has been duly authorized by such Person and no other corporate proceeding on the part of Holdings, Seller or any of its Subsidiaries is necessary to authorize this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and each of the Seller Subs, and constitutes a valid and binding obligation of each of Seller and each Seller Sub, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which Seller and/or any Seller Sub is a party, when executed and delivered by Seller and/or any of the Seller Subs, shall have been duly executed and delivered by Seller and/or any such Seller Sub, and shall constitute a valid and binding obligation of Seller and/or any such Seller Sub, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Other than the HSR Approval, if required, and the consents set forth on Section 4C of the Seller Disclosure Letter, each of Seller’s and each Seller Sub’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, the lapse of time or both) (i) result in any material breach of any of the provisions of, (ii) constitute a material default under or give rights of acceleration under, (iii) give any third party the right to terminate, (iv) result in the creation of any Lien upon any of the shares of capital stock or any assets of Seller or any Seller Sub pursuant to the terms of, (v) result in the right to redeem any shares of preferred stock or redeem or repurchase any indebtedness or (vi) require any authorization, consent, approval, exemption or other action by or notice to any Person under (a)

the provisions of the certificate of incorporation or bylaws of Holdings, Seller or any Seller Sub, (b) any material contract to which Holdings, Seller or any Seller Sub is party (including the Indentures, the Security Documents and all related agreements (including any guarantees)), (c) any judgment, order or decree to which Holdings, Seller or any Seller Sub is subject, or (d) any law, statute, rule or regulation, to which Holdings, Seller or any Seller is subject, except as has been obtained or as contemplated in this Agreement. Seller and Seller Subs are jointly and severally liable for obligations under the Indentures and no Seller Sub has any material liability to any trade creditor that is not also a liability of Seller.
          4D. Litigation Affecting Transaction. As of the date hereof, there are no material action, suits, proceedings or orders pending or, to Seller’s knowledge, threatened against Seller or any Seller Sub at law or in equity, or before or by any Governmental Entity which would reasonably be expected to be impair the obligations of Seller or any Seller Sub under this Agreement.
          4E. Marketing. Seller retained Evercore Partners in December 2005 and since such time has conducted two separate processes for the sale of the Enterprise Group and, in connection with such sale processes, have contacted over 100 Persons (both strategic and financial) regarding potential transactions involving the Enterprise Group and, after conducting such processes, the Board of Directors of each of Seller and each Seller Sub, in the exercise of their business judgment after consideration of factors it deemed relevant (including price and likelihood of timely closing), determined it advisable for, and in the best interests of, Seller and each Seller Sub to proceed with the transaction on the terms contemplated by this Agreement. Seller has received an opinion of Evercore Partners, dated as of June 19, 2007, to the effect that the consideration payable hereunder in respect of the Purchased Assets is fair, from a financial point of view, to Seller (the “Fairness Opinion”). On or prior to the date hereof, Seller has delivered to Buyer a true and correct copy of the Fairness Opinion.
          4F. Financial Statements. Set forth on Section 4F of the Seller Disclosure Letter are the following financial statements (collectively, the “Financial Statements”): (i) the unaudited combined statement of net assets sold and combined statement of revenues and expenses as of and for the fiscal years ended December 31, 2005 and December 31, 2006 for the Enterprise Group; and (ii) the unaudited combined statement of net assets sold (the “Latest Statement of Net Assets”) and unaudited combined statement of revenues and expenses (together with the Latest Statement of Net Assets, the “Most Recent Financial Statements”) as of and for the fiscal quarter ended March 31, 2007 (the “Most Recent Quarter End”) for the Enterprise Group. Except (a) that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items, and (b) as otherwise set forth on Section 4F of the Seller Disclosure Letter, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP and present fairly the net assets sold as of such dates and the results of operations of the Enterprise Group as managed by Seller for such periods.
          4G. No Other GAAP Liabilities. The Enterprise Group does not have any liabilities of a nature required to be reflected in a consolidated corporate balance sheet prepared in accordance with GAAP (“Liabilities”), except (i) Liabilities that are accrued or reserved against in the Financial Statements (or the notes thereto), (ii) Liabilities that were incurred in the ordinary course of business since the Most Recent Quarter End, (iii) Liabilities otherwise disclosed (or within any materiality threshold contained in any other representation) in this Agreement or the Seller Disclosure Letter, (iv) Liabilities to be included in the computation of Closing Net Working Capital, (v) Liabilities for which Seller and its Subsidiaries are responsible in accordance with this Agreement and the other Ancillary Agreements, (vi) Liabilities in respect of liabilities incurred pursuant to or governed by the Indentures and (vii) other Liabilities which would not, individually or in the aggregate, result in an Enterprise Group Material Adverse Effect.
          4H. Absence of Certain Developments. Except as set forth in Section 4H of the Seller Disclosure Letter or as otherwise contemplated by this Agreement, from the date of the Latest Statement of Net Assets until the date of this Agreement, (i) the Enterprise Group has not suffered an Enterprise Group Material Adverse Effect, (ii) the Enterprise Group has not suffered any material damage, destruction or other casualty or loss with respect to property that is part of the Purchased Assets that is not covered by insurance and (iii) neither Seller nor any Subsidiary has (with respect to the Enterprise Group) taken any action or omitted to take any action which, if taken or omitted to be taken after the date of this Agreement but prior to the Closing Date, would require the prior written consent of Buyer or otherwise constitute a breach of Section 3B of this Agreement.
          4I. Title to Properties.
     (i) There is no Owned Real Property.
     (ii) Section 4I(ii) of the Seller Disclosure Letter sets forth the address of each parcel of Leased Real Property which is used in the operation of the Enterprise Group, and a true and complete list of all Leases for each such parcel of Leased Real Property. With respect to each Lease, (x) Seller or a Subsidiary thereof has a valid leasehold interest, free and clear of any and all Liens (except for Permitted Encumbrances) and (y) except as would not otherwise result in an Enterprise Group Material Adverse Effect, such Lease is legal, valid, binding, enforceable and in full force and effect. Neither Seller nor any of its Subsidiaries has received notice of any material default under any of the Leases which has not been cured or waived. Except as set forth on Section 4I(ii) of the Seller Disclosure Letter, no event has occurred which would allow the other party thereto to terminate or accelerate performance under or otherwise materially modify (including upon the giving of notice or the passage of time) any of such Leases. No Person has terminated, accelerated performance or modified any of such Leases.
     (iii) Except (a) as set forth on Section 4I(iii) of the Seller Disclosure Letter, (b) as set forth on the Latest Statement of Net Assets, (c) for assets sold in the ordinary course of business since the date of the Latest Statement of Net Assets, and (d) for Permitted Encumbrances, Seller or one of its Subsidiaries owns, and has good and enforceable title to, free and clear of all Liens, or has a contract, license or lease to use, all of the Purchased Assets and, at the Closing, assuming execution and delivery of the Asset Conveyance Documents and the Liabilities Assumption Documents and assuming receipt of all necessary consents therefor, Seller and Seller Subs shall validly transfer to Buyer, good and enforceable title to, free and clear of all Liens, or a contract, license or lease to use, all of the Purchased Assets.

          4J. Tax Matters. Except as set forth on Section 4J of the Seller Disclosure Letter:
     (i) Seller and its Subsidiaries have with respect to the Enterprise Group, filed with the appropriate Taxing authorities all Tax Returns required to be filed by them, and such Tax Returns are accurate and complete in all material respects;
     (ii) Seller and its Subsidiaries have with respect to the Enterprise Group, duly paid in full any and all Taxes that are due and payable;
     (iii) there are no liens for Taxes upon any property or asset of the Enterprise Group, except for liens for Taxes not yet due;
     (iv) there are not pending or, to Seller’s knowledge, threatened any Tax audits, claims, actions, suits, proceedings or examinations of the Seller or any of its Subsidiaries with respect to the Enterprise Group and no written notices of deficiency, proposed deficiency or assessment from any Taxing authority with respect to Taxes of Seller or any of its Subsidiaries (with respect to the Enterprise Group) have been received by Seller or any of its Subsidiaries. All material deficiencies asserted or assessments made for Taxes due by Seller or any of its Subsidiaries with respect to the Enterprise Group with respect to any completed and settled examinations or any concluded litigation have been fully paid;
     (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Seller or any of its Subsidiaries with respect to the Enterprise Group for any taxable period and no request for any such waiver or extension is currently pending;
     (vi) neither Seller nor any of its Subsidiaries is party to any agreement, contract, arrangement or plan with Transferred Employees that has resulted or would be reasonably be expected to result in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law) as a result of the transactions contemplated by this Agreement;
     (vii) Seller and its Subsidiaries, solely with respect to the Enterprise Group, have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;
     (viii) no claim has ever been made by an authority in a jurisdiction where Seller and its Subsidiaries, solely with respect to the Enterprise Group, do not file Tax Returns that any of the Seller and its Subsidiaries may be subject to taxation by that jurisdiction; and
     (ix) none of the Purchased Assets is an asset that is all of the following: (x) an asset described in Section 197(d)(1)(A) or (B) of the Code, (y) an asset that existed prior to 1994, and (z) an asset that was not acquired by Seller (or a Subsidiary of Seller) in a taxable asset acquisition.

          4K. Enterprise Group Material Contracts. Section 4K of the Seller Disclosure Letter sets forth a list as of the date of this Agreement of each of the following types of written contracts to which Seller or any of its Subsidiaries is a party with respect to the Enterprise Group:
     (i) any employment agreement with any Transferred Employee that has future required scheduled payments for salary and guaranteed bonus (absent a material breach thereof) in excess of $100,000 per annum and is not terminable by it upon notice of sixty (60) days or less for a cost of less than $100,000;
     (ii) any employee collective bargaining agreement;
     (iii) any agreement containing a covenant not to compete granted in favor of a third party that impairs in any material respect the business of the Enterprise Group as currently conducted;
     (iv) any lease or similar agreement under which (a) Seller or one of its Subsidiaries is, with respect to the Enterprise Group, lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (b) Seller or one of its Subsidiaries is, with respect to the Enterprise Group, a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by Seller or one of its Subsidiaries with respect to the Enterprise Group; in any case which has future required scheduled payments (absent a material breach thereof) in excess of $150,000 per annum and is not terminable by it upon notice of sixty (60) days or less for a cost of less than $150,000;
     (v) other than the Security Documents, any agreement or contract under which Seller or any of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of indebtedness or guaranteed indebtedness or liabilities of others that included the placement of a Lien (other than Permitted Encumbrances) on the Purchased Assets;
     (vi) any agreement relating to joint ventures or partnerships of Seller or any of its Subsidiaries with respect to the Enterprise Group;
     (vii) any agreement relating to any material acquisition or divestiture by the Seller or any of its Subsidiaries with respect to the Enterprise Group;
     (viii) any other agreement, contract, lease, license or instrument, in each case not included in clauses (i) through (vii) above or set forth on any of the other sections of the Seller Disclosure Letter, to which Seller or one of its Subsidiaries is, with respect to the Enterprise Group, a party or by or to which any of their assets are bound or subject which has future required scheduled payments (absent a material breach thereof) to or by Seller or one of its Subsidiaries with respect to the Enterprise Group in excess of $175,000 per annum and is not terminable by it upon notice of sixty (60) days or less for a cost of less than $175,000 (other than Leases).

Seller has delivered to, or made available for inspection by, Buyer a copy of each contract, lease, license, instrument or other agreement listed on Section 4K of the Seller Disclosure Letter, together with all amendments and exhibits thereto (collectively, the “Enterprise Group Material Contracts”). Except as disclosed on Section 4K of the Seller Disclosure Letter or the other sections of the Seller Disclosure Letter, Seller or its Subsidiaries have performed all obligations required to be performed by them to date under the Enterprise Group Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for any failures to perform or any such breach or default that would not, individually or in the aggregate, result in an Enterprise Group Material Adverse Effect. No party (other than Seller or any of its Subsidiaries) to any Enterprise Group Material Contract, or, if applicable, Seller or its Subsidiaries, is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for any such breach or default that would not, individually or in the aggregate, result in an Enterprise Group Material Adverse Effect.
          4L. Intellectual Property.
     (i) All of the Enterprise Group Intellectual Property is listed on Section 4L of the Seller Disclosure Letter. Except as set forth on Section 4L of the Seller Disclosure Letter, Seller or one of its Subsidiaries owns and possesses good title to all Enterprise Group Intellectual Property free and clear of all Liens (other than Permitted Encumbrances)
     (ii) Section 4L of the Seller Disclosure Letter also sets forth (a) each material license agreement relating to the Enterprise Group Intellectual Property to a third party, and (b) each third party license agreement of Intellectual Property Rights to Seller or any of its Subsidiaries with respect to the Enterprise Group (other than Shared Contracts not assigned to Buyer in connection with the transactions contemplated hereby), in each case, the loss of which would result in an Enterprise Group Material Adverse Effect; provided that the foregoing shall not be deemed to require disclosure of any agreement for which the license is not the primary purpose of such agreement. Seller has delivered to, or made available for inspection by, Buyer a copy of each license listed on Section 4L of the Seller Disclosure Letter (collectively, the “Enterprise Group IP Licenses”). Except as disclosed on Section 4L of the Seller Disclosure Letter or the other sections of the Seller Disclosure Letter, Seller and its Subsidiaries have performed all obligations required to be performed by them to date under the Enterprise Group IP Licenses and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for any failures to perform or any such breach or default that would not, individually or in the aggregate, result in an Enterprise Group Material Adverse Effect.
     (iii) No material claims are pending in writing or, to the knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries with respect to the Enterprise Group as of the date of this Agreement with respect to the ownership, use or validity of any Enterprise Group Intellectual Property. Except as set forth on Section 4L of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries have, with respect to the Enterprise Group, (x) been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement of any Intellectual Property Rights of any third party and which has not been finally terminated prior to the date hereof, or (y) initiated or commenced any claim, suit, action, or proceeding against a third party which involves a claim of infringement of any Enterprise Group Intellectual Property and which has not been finally terminated prior to the date hereof.
     (iv) Other than Enterprise Group Intellectual Property that Seller has allowed to lapse prior to the date hereof because Seller’s management has determined that such Enterprise Group Intellectual Property is not material to the operations of the Enterprise Group, Seller has taken all steps reasonably necessary to maintain the validity of the Enterprise Group Intellectual Property, including by paying necessary fees and making necessary filings with the appropriate Governmental Entity.
     (v) Except as set forth on Section 4L of the Seller Disclosure Letter, all of the Licensed Marks have been registered with or are subject to pending registration with the United States Patent and Trademark Office or other appropriate Governmental Entity, and such registrations are in full force and effect as of the date hereof. To the knowledge of Seller, the use of the Licensed Marks by Buyer or one of it Affiliates pursuant to the License Agreement does not infringe upon any third party’s trademark rights, design rights, copyrights or any other proprietary rights, whether in contract or at law. Neither Seller nor any of its Subsidiaries has granted to any third party any right in the Licensed Marks that would cause it to be in violation of the License Agreement.
          4M. Litigation. Except as set forth on Section 4M of the Seller Disclosure Letter, as of the date of this Agreement, there are no actions, suits, proceedings or orders pending or, to Seller’s knowledge, threatened against Seller or any of its Subsidiaries relating to the Enterprise Group (including the Purchased Assets), at law or in equity, before or by any Governmental Entity.
          4N. Brokerage. Except for fees and expenses payable to Evercore Partners, there are no claims for brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Seller or any of its Subsidiaries.
          4O. Employee Benefit Plans.
     (i) Section 4O(i) of the Seller Disclosure Letter lists each Employee Benefit Plan. With respect to each Employee Benefit Plan identified on Section 4O(i) of the Seller Disclosure Letter, Seller has provided or made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including, without limitation, all amendments thereto) and the most recent summary plan description together with the summary or summaries of material modifications thereto, if any.
     (ii) Each Employee Benefit Plan has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and in compliance in form and in operation in all material respects with the applicable requirements of ERISA and the Code.

     (iii) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a) has received a favorable determination letter from the Internal Revenue Service and, to Seller’s knowledge, there is no reason why any such determination letter should no longer be valid.
     (iv) None of Seller, its Subsidiaries or any ERISA Affiliate has any liability under Title IV of ERISA that will become a liability of Buyer as a result of the transactions contemplated by this Agreement pursuant to Section 412 of the Code, Section 414 of the Code, Section 4001 of ERISA or otherwise.
     (v) Except (a) as required by applicable law, (b) for payments required to be made to Transferred Employees in connection with such employee ceasing to participate in any Employee Benefit Plans, (c) payments for which Seller and its Subsidiaries are solely responsible or that are to be included in the computation of Transaction Bonus Amount or as a liability in the computation of Estimated Closing Net Working Capital or (d) as otherwise set forth on Section 4O(v) of the Seller Disclosure Letter, as a result of the transaction contemplated by this Agreement (whether alone or in combination with any other event), no Transferred Employee shall be entitled to receive any payment, increase, or acceleration of any benefit, including any termination, severance, accrued vacation, sick pay, disability or similar payments or deferred compensation payment under any arrangements with Seller, its Affiliates or its Subsidiaries.
     (vi) Section 4O(vi) of the Seller Disclosure Letter contains for each Transferred Employee, such Transferred Employee’s name, date of hire, current position, current rate of compensation, employment status (i.e., active, disabled, on leave and, if on leave, the reason therefor) and whether full-time, part-time or temporary and total compensation (separately identifying any bonus compensation) for the 2006 calendar year.
     (vii) All of the obligations, payments and liabilities of the Seller and its Affiliates pursuant to the retention bonus agreements with certain Transferred Employees listed on Section 4O(vii) of the Seller Disclosure Letter (the “Retention Bonus Amounts”) have been satisfied in full and there are no remaining obligations of the Seller and its Affiliates, for payment or otherwise, pursuant to such agreements.
          4P. Insurance. Section 4P of the Seller Disclosure Letter lists all insurance policies maintained by Seller or any of its Subsidiaries as of the date hereof that provide coverage, subject to applicable deductibles, self-insured retentions, coverage limits and exclusions from coverage, with respect, in whole or in part, to the Enterprise Group for the policy year that includes the date of this Agreement (the “Insurance Policies”). All such Insurance Policies are in full force and effect in all material respects, and neither Seller nor any of its Subsidiaries is in default in any material respect regarding its obligations under any of such Insurance Policies. Neither Seller nor any of its Subsidiaries has received any written notice (i) of the cancellation or nonrenewal of any Insurance Policy (other than notice of the expiration of the policy year for such Insurance Policy in accordance with its terms), or (ii) that any limits with respect to any Insurance Policy have been, or will be, reduced from the applicable amount set forth on Section 4P of the Seller Disclosure Letter, excluding, for avoidance of doubt, the amount of any such reduction in accordance with the terms thereof resulting from the payment of claims thereunder.
          4Q. Sufficiency of Assets. Except for (i) assets and services listed on Section 4Q(i) of the Seller Disclosure Letter, and (ii) services and assets disposed of in the ordinary course operation of the Enterprise Group since the date of the Latest Statement of Net Assets (and, after the date of this Agreement, done in compliance with this Agreement), as of the Closing, the Purchased Assets and the other assets, services, licenses and other rights being transferred to Buyer at the Closing will consist of (x) all of the material assets used in the operation of the Enterprise Group by Seller and its Subsidiaries as of the date of the Latest Statement of Net Assets and acquired or received by Seller and its Subsidiaries with respect to the Enterprise Group since the date of the Latest Statement of Net Assets and (y) all of the material assets required to operate the business of the Enterprise Group as presently conducted by Seller. Section 4Q(ii) of the Seller Disclosure Letter sets forth (a) the revenue and EBITDA of the Enterprise Group as a percentage of revenue and EBITDA of Holdings and its Subsidiaries (each as calculated and reported in accordance with the SEC filings of Holdings) for the years ended December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006, and (b) the percentage of net assets of Holdings and its Subsidiaries represented by the net assets of the Enterprise Group at December 31, 2005 and December 31, 2006; provided that the representation and warranty made in this sentence is made only for purposes of determining the accuracy of Seller’s representations and warranties in Section 4C hereof.
          4R. Compliance with Applicable Laws. Except as set forth on Section 4R of the Seller Disclosure Letter, Seller and its Subsidiaries have with respect to the Enterprise Group, since December 31, 2005, complied in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity applicable to the Enterprise Group (including, to the extent applicable, the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.). Except as set forth on Section 4R of the Seller Disclosure Letter, since December 31, 2005, neither Seller nor any of its Subsidiaries, with respect to the Enterprise Group, has received any communication from a Governmental Entity that alleges that any of them is not in compliance with all federal, state, foreign or local laws, rules and regulations applicable to the Enterprise Group that would reasonably be expected to result in a material liability to the Enterprise Group. To Seller’s knowledge, no investigation or review by any Governmental Entity with respect to the Enterprise Group is pending or threatened. No Governmental Entity has, since December 31, 2004, provided notice to Seller or any of its Subsidiaries of its intention to conduct an investigation or review with respect to the Enterprise Group.
          4S. Environmental. Except as set forth on Section 4S of the Seller Disclosure Letter, (i) since December 31, 2005, neither Seller nor any of its Subsidiaries, with respect to the Enterprise Group, has received any written communication from a Governmental Entity that alleges that Seller or any of its Subsidiaries is, with respect to the Enterprise Group, not in compliance, in all material respects, with any Environmental Laws applicable to the Enterprise Group, and (ii) Seller or one of its Subsidiaries holds, and are in compliance with, all Permits, required to be obtained by Seller or its Subsidiaries under Environmental Laws applicable to the Enterprise Group and, with respect to the Enterprise Group, Seller and its Subsidiaries are in compliance with all Environmental Laws applicable to the Enterprise Group, except for failures to have such permits, licenses or authorizations and instances of noncompliance which, individually or in the aggregate, would not result in an Enterprise Group Material Adverse Effect. As used in this Agreement, the term “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Clean Water Act, as amended, the Toxic Substances Control Act, as amended, and any other state or local domestic laws, regulations or ordinances imposing standards of conduct relating to the pollution or protection of the environment. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4S are the sole and exclusive representations and warranties of Seller with respect to environmental matters, including matters arising under or relating to Environmental Laws.
          4T. Employees. As of the date hereof, to the extent relating to employees of the Enterprise Group, there are no labor strikes, labor organization drives or similar disputes (including assertions of unfair labor practices) pending or, to Seller’s knowledge, threatened. Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other contract with a labor union or labor organization to the extent relating to the Enterprise Group.
          4U. Affiliate Transactions. Except (i) for extensions of credit to directors, officers and employees providing services for the Enterprise Group for travel, business or relocation expenses in the ordinary course of business, (ii) for the Employee Benefit Plans, (iii) for any employment agreement or arrangement with any employee providing services for the Enterprise Group, (iv) for the agreements listed on Section 4K of the Seller Disclosure Letter, (v) for the Ancillary Agreements, (vi) for Transaction Bonuses or (vii) as set forth in Section 4U of the Seller Disclosure Letter, there are no outstanding amounts in excess of $50,000 payable to or receivable from, and neither Seller nor any of its Subsidiaries is, with respect to the Enterprise Group, otherwise a creditor to or debtor to with respect to amounts in excess of $50,000, or a party to any binding contract, agreement, or understanding with, any director, officer, Transferred Employee or Affiliate of the Enterprise Group, or any relative of any of the foregoing.
          4V. Permits. Except as set forth in Section 4V of the Seller Disclosure Letter, the Purchased Assets includes all material Permits issued by a Governmental Entity that are required for the conduct of the Enterprise Group business as presently conducted.
          4W. Customers and Suppliers. Section 4W of the Seller Disclosure Letter sets forth (i) the name of the top 15 customers of Seller and its Subsidiaries with respect to the Enterprise Group, as measured by total revenue generated from each such customer from January 1, 2006 to December 31, 2006, (ii) the total revenue generated for each such customer during such period and (iii) the name of the top 10 suppliers of Seller or any of its Subsidiaries with respect to the Enterprise Group (as measured by amounts spent by Seller or any of its Subsidiaries with respect to the Enterprise Group from January 1, 2006 to December 31, 2006).
          4X. Software. Except as would not result in an Enterprise Group Material Adverse Effect, the computer software of Seller and its Subsidiaries with respect to the

Enterprise Group (collectively, the “Software”) performs substantially in the same manner as it performed during the three-month period ended on the Most Recent Quarter End.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
          As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants as of the date of this Agreement and, if the Closing occurs, as of the Closing Date that:
          5A. Organization and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would result in a Buyer Material Adverse Effect. Buyer and its Subsidiaries have all requisite corporate power and authority necessary to own and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and the Ancillary Agreements to which it is a party and consummate the transactions contemplated hereby and thereby.
          5B. Authorization; No Breach. Buyer’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party has been duly authorized by Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which Buyer is a party, when executed and delivered by Buyer, shall have been duly executed and delivered by Buyer, and shall constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Other than the HSR Approval, if any, Buyer’s execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party do not and will not (with or without the giving of notice, the lapse of time or both) (i) result in any material breach of any of the provisions of, (ii) constitute a material default under, (iii) give any third party the right to terminate, (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the shares of capital stock or any assets of Buyer or its Subsidiaries pursuant to the terms of or (v) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other Person, under (a) the provisions of the certificate of incorporation or bylaws of Buyer, (b) any material contract to which Buyer or any of its Subsidiaries is party, (c) any judgment, order or decree to which Buyer or any of its Subsidiaries is subject, or (d) any law, statute, rule or regulation, to which Buyer or any of its Subsidiaries is subject.

          5C. Litigation. There are no material actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against Buyer at law or in equity, or before or by any Governmental Entity.
          5D. Brokerage. There are no claims for brokerage commissions, finders fees, expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any of its Subsidiaries.
          5E. Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer and each of its Subsidiaries shall be Solvent.
          5F. Financing. Buyer has received (i) an executed commitment letter, attached hereto as Exhibit J-1, from the parties identified therein committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide not less than $109,000,000 of debt financing (without regard to revolving loans) to Buyer (such commitment letter, the “Debt Commitment Letter,” and the debt financing contemplated by the Debt Commitment Letter, the “Debt Financing”) and (ii) an executed commitment letter, attached hereto as Exhibit J-2, from the parties identified therein (the “Equity Sponsors”) committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide to Buyer the equity financing contemplated therein (such commitment letter, the “Equity Commitment Letter,” and together with the Debt Commitment Letter, the “Commitment Letters,” and the equity financing contemplated by the Equity Commitment Letter, the “Equity Financing,” and together with the Debt Financing, the “Financing”). A true, correct and complete copy of the Debt Commitment Letter (including a true, correct and complete copy of the “market flex” provisions to which the Debt Commitment Letter is subject) and a true, correct and complete copy of the Equity Commitment Letter are attached hereto as Exhibit J-1 and Exhibit J-2, respectively. Assuming the Financings contemplated by the Commitment Letters are consummated substantially in accordance with their terms, Buyer will have sufficient funds to pay, when due from Buyer in accordance with this Agreement, all obligations of the Buyer hereunder (including fees and expenses). The obligations to fund the commitments under the Commitment Letters are not subject to any condition, other than the conditions expressly set forth in the Commitment Letters. The Debt Commitment Letter has been duly executed by Buyer and, to the knowledge of Buyer, each other Person party thereto, and the Debt Commitment Letter is in full force and effect and constitutes the valid and binding obligation of Buyer and, to the knowledge of Buyer, each other Person party thereto. The Equity Commitment Letter has been duly executed by Buyer and each other Person party thereto, and the Equity Commitment Letter is in full force and effect and constitutes the valid and binding obligation of Buyer and each other Person party thereto. As of the date hereof, no amendment or modification of any of the Commitment Letters is contemplated, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. There are no fees, expense reimbursement obligations or other amounts that are required to be paid by Buyer prior to Closing under or in respect of the Commitment Letters except for amounts required to be paid at Closing under the Fee Letter. As of the date hereof, Buyer has no reason to believe that any of the conditions to the financings contemplated by the Commitment Letters will not be satisfied on a timely basis or that the Financing contemplated by the Commitment Letters will not be made available on a timely basis for the Closing.

          5G. Investment. Buyer has been afforded full access to the books and records, facilities and personnel of the Enterprise Group for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of Seller and its Subsidiaries, including with respect to the Enterprise Group. Nothing in this Section 5G shall prejudice or limit in any manner Buyer’s ability to rely on Seller’s representations and warranties set forth in this Agreement and the Ancillary Agreements.
ARTICLE 6
TERMINATION
          6A. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
     (i) by the written consent of each of Buyer and Seller;
     (ii) by Buyer, if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and (a) such violation or breach has not been waived by Buyer and (b) such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) thirty (30) days after written notice of such violation or breach from Buyer to Seller, or (II) the Termination Date;
     (iii) by Seller, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and (a) such violation or breach has not been waived by Seller and (b) such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) thirty (30) days after written notice of such violation or breach from Seller to Buyer, or (II) the Termination Date; provided that the failure to deliver the Estimated Closing Purchase Price, the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Transaction Bonus Amount as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller;
     (iv) by Buyer, on the one hand, or Seller, on the other hand, if any Governmental Entity shall institute any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement;
     (v) On or prior to the 14th calendar day after delivery of the GT Audit Report to Buyer, by Buyer if the GT Audit Report, from the perspective of the Enterprise Group and taking the financial statements included in the GT Audit Report as a whole, materially adversely deviates from the Preliminary Audit Report (with the determination as to whether to such GT Audit Report materially adversely deviates to be made subject to the further proviso in Section 2B(xviii); or

     (vi) by Buyer, on the one hand, or Seller, on the other hand, if the transactions contemplated hereby have not been consummated on or prior to the Termination Date; provided that (a) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 6A(vi) if Buyer’s material breach of this Agreement has prevented the satisfaction of any condition to the obligations of Seller at the Closing and (b) Seller shall not be entitled to terminate this Agreement pursuant to this Section 6A(vi) if Seller’s material breach of this Agreement has prevented the satisfaction of any condition to the obligations of Buyer at the Closing.
          6B. Effect of Termination. In the event of any termination of this Agreement by Buyer or Seller as provided above, this Agreement shall forthwith become void and of no further force or effect (other than this Section 6B, Section 8C, Section 8N and Article 9, which shall survive the termination of this Agreement and shall be enforceable by the parties hereto), and there shall be no liability or obligation on the part of Buyer or Seller to any other party hereto, except as set forth in this Section 6B and except for willful breaches of this Agreement prior to the time of such termination and, (i) in the case of Buyer, the failure to deliver the Estimated Closing Purchase Price, the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Transaction Bonus Amount as and when required hereunder and (ii) in the case of Seller, the failure by Seller and Seller Subs to deliver the Purchased Assets when required hereunder. For the avoidance of doubt, the provisions of the Equity Commitment Letter shall survive in accordance with their terms and shall be enforceable by the parties hereto in accordance with their terms.
ARTICLE 7
INDEMNIFICATION
          7A. Claims against the Indemnity Escrow Funds. From and after the Closing (but subject to the provisions of this Article 7), Seller and each Seller Sub (collectively, the “Seller Parties”) shall, jointly and severally, indemnify Buyer, any current or former Affiliate of Buyer and any of its or their respective officers, directors, employees, partners, stockholders, members, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Buyer Parties”) in respect of any Losses suffered or incurred by the Buyer Parties prior to the Limitation Date to the extent arising from (i) any breach of any representation or warranty of Seller and/or the Seller Subs contained in this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) the Outstanding Bonus Amounts, (iv) any Bulk Sales Liability, or (v) any Retained Liability; provided that (I) no Seller Party shall have any liability under this Article 7, and no claim by any Buyer Party shall be so asserted, where the Loss relating to such claim is less than $25,000 (the “Claims-Specific Threshold”), and no claims shall be aggregated for purposes of this clause (I) and (II) Seller shall not have any liability under this Article 7, and no claims by any Buyer Party shall be so asserted, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds on a cumulative basis an amount equal to $2,250,000 (the “Basket”), and then only to the extent the aggregate amount of Losses indemnifiable hereunder exceeds on a cumulative basis an amount equal to $1,125,000 (the “Deductible”); provided further that (a) the aggregate liability of the Seller Parties in respect of such breaches shall in no event exceed $15,000,000 (the “Cap”), (b) all Losses that become due and payable to the Buyer Parties in accordance with this Article 7 in respect of such breaches shall, except as expressly contemplated by the following sentences of this Section 7A, be asserted solely against the Indemnity Escrow Funds pursuant to the terms of this Agreement and the Indemnity Escrow Agreement or set off against any Earnout Payments to be made pursuant to Section 1E and any such payment out of the Indemnity Escrow Funds or set off against any Earnout Payments to be made pursuant to Section 1E shall be the Buyer Parties’ sole and exclusive source of recovery for such Losses, and (c) no claim in respect of such breaches by any Buyer Party shall be asserted against the Adjustment Escrow Funds or against any of the Equityholder Parties (other than the Seller Parties in accordance with this Article 7). Notwithstanding the foregoing, (x) the Buyer Parties’ rights to seek indemnification in the case of any Excluded Matter shall not be limited by the Claims-Specific Threshold, the Basket, the Deductible, the Cap or recourse to the Indemnity Escrow Funds or set off against payment of the Earnout Payments, (y) all Losses that become due and payable to the Buyer Parties in accordance with this Agreement in respect of any Excluded Matter shall be first paid out of the Indemnity Escrow Funds pursuant to the terms of this Agreement or set off against any Earnout Payments to be made pursuant to Section 1E and (z) no claim by the Buyer Parties for any Excluded Matter shall be asserted against the Adjustment Escrow Funds or against any of the Equityholder Parties (other than the Seller Parties). In no event shall any Buyer Party have any right to set off against the Earnout Payment except for Losses indemnifiable hereunder that have been suffered or incurred prior to the date that the Earnout Amount is required to be paid pursuant to Section 1E and in no event shall the right of set-off against the Earnout Amount be deemed to increase the Cap with respect to matters that are, in accordance with this Agreement, subject to the Cap.
          7B. Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Article 7), Buyer shall indemnify Seller and the Equityholder Parties against, and hold Seller and the Equityholder Parties harmless from, any Losses suffered or incurred by Seller prior to the Limitation Date to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, or (iii) any Assumed Liabilities.
          7C. Exclusive Remedy. If the Closing shall be consummated, each party (and Buyer, on behalf of each Buyer Party, and Seller, on behalf of each Equityholder Party) acknowledges and agrees that, except for (x) claims asserted pursuant to Section 1D and Section 1E (which claims will be resolved pursuant to such Section 1D and Section 1E, respectively), or (y) claims for equitable relief or actual fraud, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Seller Disclosure Letter and transactions contemplated hereby and thereby shall be pursuant to the indemnification provisions set forth in this Article 7 and, for the avoidance of doubt, claims arising pursuant to Section 8E, Section 8I, Section 8T or Section 8W hereof shall be subject to this Article 7.
          7D. Termination of Indemnification. The obligations to indemnify and hold harmless a Person in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 8A; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, prior to the termination of the applicable period set forth in Section 8A, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party in accordance with this Agreement.
          7E. Procedures Relating to Indemnification.
     (i) In order for a Person who has rights of any indemnification under this Agreement (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided that failure to deliver such notices and documents shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.
     (ii) If a Third Party Claim is made against an Indemnified Party or in the case of any Proceeding that is an Assumed Liability, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it notifies the Indemnified Party within thirty (30) days following receipt of the notice of such claim or, in the case of a Proceeding that is an Assumed Liability or claim that is a Retained Liability (including the Acxiom Claim), at any time after the Closing Date, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that, the Indemnifying Party shall not have the right to assume (or continue) such defense to the extent the claim of which the Indemnifying Party seeks to assume (or continue) control (x) seeks non-monetary relief, or (y) involves criminal or quasi-criminal allegations. Should an Indemnifying Party elect to assume the defense of a Third Party Claim or a Proceeding that is an Assumed Liability or any Retained Liability, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall indemnify the Indemnified Party, subject to the other provisions of this Article 7, for the legal expenses of counsel engaged by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of a Third Party Claim, a Proceeding that is an Assumed Liability or a claim that is a Retained Liability to the extent such legal expenses constitute Losses. If the Indemnifying Party chooses to defend any Third Party Claim, any Proceeding that is an Assumed Liability or claim that is a Retained Party, all the parties hereto shall use commercially reasonable efforts to cooperate in the defense or prosecution of such Third Party Claim or such Proceeding. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, such Proceeding or such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the generality of the foregoing, the Buyer Parties shall make available employees of Buyer Parties to assist with matters related to the Acxiom Claim. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, Proceeding that is an Assumed Liability or claim that is a Retained Liability, neither the Indemnified Party nor any of its Affiliates shall admit any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim, Proceeding that is an Assumed Liability or claim that is a Retained Liability without the prior written consent of the Indemnifying Party.
          7F. Certain Additional Matters.
     (i) The amount of any and all Losses under this Article 7 shall be determined net of any Indemnity Tax Benefit actually realized by the party making the claim and/or its Affiliates; provided, however, Indemnity Tax Benefits shall only be taken into account for purposes of this Section 7F(i) to the extent that (i) the Indemnified Party is entitled to retain the Indemnity Tax Benefit under the terms of this Agreement and (ii) such Indemnity Tax Benefits are actually realized by the Indemnified Party in a Tax Return (including any estimated Tax Return) that relates to a Taxable period that includes the earlier of (A) the date that the amounts in the Indemnity Escrow Account are reduced to $0 or (B) the date that all amounts in the Indemnity Escrow Account are released. An Indemnity Tax Benefit shall be deemed to be realized in respect of an indemnity claim to the extent the Tax liability of the party (or, in the case of Federal income Taxes, the affiliated group of which such party is a member, if any) making such claim, determined without taking into account any loss, deduction, credit or other tax item resulting from such claim (or any income, gain or other tax item resulting from the receipt or accrual of any indemnity payment in respect of such claim), exceeds the Tax liability of such party (or affiliated group, if any) taking into account such loss, deduction, credit or other tax item (and any income, gain or other tax item resulting from the receipt of accrual of any indemnity payment in respect of such claim). In the event the Indemnity Tax Benefit giving rise to a reduction in an indemnity payment is subsequently disallowed by the applicable Tax authority, then the Indemnifying Party shall pay to the Indemnified Party the amount of the related reduction in the prior payment within 10 days of receipt of notice from such party setting forth in reasonable detail the circumstances surrounding such disallowance or loss and the amount of the payment required hereunder. The amount of the payment made on account of the disallowance of the Indemnity Tax Benefit shall be treated as a payment under this Article 7 for all purposes thereof. The Indemnified Party will pay to the Indemnifying Party the amount of any Indemnity Tax Benefit realized by the Indemnified Party after receiving any indemnification payment attributable to the Losses or Taxes that was not taken into account in the calculation of Losses (but not in excess of the indemnification payment received from the Indemnifying Party with respect to such Losses or Taxes) promptly after such Indemnity Tax Benefits are realized.

     (ii) The amount of any and all Losses under this Article 7 shall be determined net of any amounts recovered by any Indemnified Party under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract with a third party pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliate is a party or has rights (collectively, “Alternative Arrangements”). If, after a claim by a Buyer Indemnified Party for indemnification is paid hereunder, (x) a Buyer Indemnified Party recovers amounts under such Alternative Arrangement with respect to the subject matter of such claim and (y) the amount so recovered would have reduced the aggregate amount for which the Buyer Indemnified Parties would have been indemnified hereunder had such recovery occurred before such claim for indemnification was paid hereunder (after giving effect to the applicable provisions of Section 7A regarding the application of the Basket and the Deductible), Buyer hereby agrees (on behalf of such Buyer Indemnified Party) to promptly remit to the Escrow Agent, for deposit in the Indemnity Escrow Account, an amount (the “Returnable Amount”) equal to the least of (I) the amount of such reduction that would have occurred, (II) the amount of the proceeds received for such claim under the Alternative Arrangement and (III) the amount for such claim previously paid to the Buyer Indemnified Parties pursuant to Section 7A; provided that, notwithstanding the foregoing, if (A) the Returnable Amount is received by a Buyer Indemnified Party on or after the Limitation Date and the Indemnity Escrow Agreement has not terminated, then (x) the portion of the Returnable Amount equal to the additional amount (if any) that would have been distributed from the Indemnity Escrow Account pursuant to the Indemnity Escrow Agreement had the entirety of the Returnable Amount been deposited before the Limitation Date shall be paid directly to Seller and (y) the remainder of the Returnable Amount shall be deposited in the Indemnity Escrow Account, and (B) the Returnable Amount is received by a Buyer Indemnified Party on or after the date that the Indemnity Escrow Agreement has terminated, then the Returnable Amount shall instead be paid directly to Seller. Notwithstanding the foregoing, to the extent that any such Loss indemnifiable hereunder served to reduce the Basket, and subsequent recovery is made under an Alternative Arrangement, the portion of the Basket so reduced shall be automatically deemed restored. Buyer shall use its commercially reasonable efforts to cooperate with Seller in connection with pursuing recovery under Alternative Arrangements.
     (iii) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” for purposes of this Article 7 be deemed to include, to the extent such Indemnified Party is Buyer, any loss, liability, damage or expense to the extent included as a liability or expense on the Financial Statements (including the footnotes thereto) or to the extent included in the calculation of Closing Net Working Capital.
     (iv) Any indemnity payment under this Agreement shall be treated as an adjustment to the Closing Purchase Price for Tax purposes.
     (v) Each Indemnified Party agrees that in the event of any breach giving rise to an indemnification obligation under this Article 7, such Indemnified Party shall take and shall cause its Affiliates to take, or cooperate with the Indemnifying Party if so requested by the Indemnifying Party, in order to take, all commercially reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability); provided that the Indemnifying Party shall not be required to take any action against a customer or significant third-party relationship in furtherance of this clause (v) if such action would reasonably be expected to be harmful to the relationship of such Indemnified Party with such customer or third-party.
     (vi) Each Indemnified Party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses. After any indemnification payment is made to any Indemnified Party pursuant to this Article 7, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates; provided that, in the case of Seller, if the Person against whom such subrogation right would otherwise be asserted is a then-current customer of the Enterprise Group, Seller shall pursue such subrogation rights only with the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned); provided further that, in the case of Buyer, if the Person against whom such subrogation right would otherwise be asserted is a then-current customer of Seller’s Other Businesses, Buyer shall pursue such subrogation rights only with the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned). Subject to the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.
     (vii) The amount of any Losses for which an Indemnified Party shall be entitled to indemnification hereunder by reason of any breach or breaches of representations and warranties shall be determined without regard to any materiality, Enterprise Group Material Adverse Effect or Buyer Material Adverse Effect or other similar qualification set forth therein, but no such materiality, Enterprise Group Material Adverse Effect or Buyer Material Adverse Effect or other similar qualification set forth therein shall be disregarded for any other purpose (including for purposes of determining whether there has been a breach or breaches of any such representation or warranty).
ARTICLE 8
ADDITIONAL AGREEMENTS
          8A. Survival. Subject to Section 7D, the representations and warranties set forth in this Agreement (other than the Fundamental Representations and the representations and warranties of Buyer in Article 5) shall survive the Closing solely for purposes of Article 7 and shall terminate on the close of business on the date that is the later of (x) the twelve (12) month anniversary of the Closing and (y) the date that audited financial statements for the Enterprise Group (or the Person, directly or indirectly, then owning the Enterprise Group) at and for the period ended December 31, 2007 are received by Buyer (the “Limitation Date”); provided that Buyer shall give Seller written notice promptly, but not later than two Business Days, after receipt of the audit referred to in clause (y); provided further that the “Limitation Date” as determined pursuant to clause (y) foregoing shall in no event be later than September 30, 2008.

The covenants and agreements of any party set forth in this Agreement that require performance by such party on or prior to the Closing shall survive the Closing solely for purposes of Article 7 and shall terminate at the close of business on the Limitation Date. Notwithstanding the foregoing, (a) the Excluded Matters (other than the Fundamental Representations set forth in clause (b) below) and the Buyer Extended Matters shall survive the Closing indefinitely, and (b) the Fundamental Representations specified in Section 4J and Section 4O shall survive the Closing until the date that is 31 days after the applicable statute of limitations has expired. Within five (5) Business Days after the Limitation Date, Buyer and Seller shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to Seller an amount equal to the excess of (i) all Indemnity Escrow Funds minus (ii) the aggregate amount (the “Claim Amount”) for which valid claims for indemnification were made against the Indemnity Escrow Amount prior to the Limitation Date and which are not yet resolved. Furthermore, within five (5) Business Days after it is determined that all or any portion of the Claim Amount is not owed to Buyer hereunder, Buyer and Seller shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to Seller such portion of the Claim Amount, together with any interest earned thereon.
          8B. Press Release and Announcements. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that Seller and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as Seller may, after consultation with counsel, reasonably determine is necessary to comply with applicable law or the requirements of any of the Indentures. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date. Seller and Buyer agree to keep the terms of this Agreement and the Ancillary Agreements confidential, except that (i) the parties may disclose such terms to the extent required by applicable law (including to obtain the HSR Approval) or for financial reporting purposes, (ii) the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses, Buyer may disclose such terms to affiliated investment funds or affiliated portfolio companies and Seller may disclose such terms to Persons exploring a potential acquisition of (or financing related to) any assets related to Seller’s Other Businesses, in each case, so long as such Persons to whom the terms of this Agreement are disclosed agree to or are bound by contract to keep the terms of this Agreement and the Ancillary Agreements confidential (to the extent this Agreement and/or any such Ancillary Agreement is then confidential), and (iii) Seller and its Affiliates may disclose such terms as required pursuant to the provisions of any agreement to which Seller or any of its Affiliates is a party (including the Indentures).
          8C. Confidentiality. Buyer acknowledges that all information provided to any of Buyer and its Affiliates, financing sources, agents and representatives by Seller and its Affiliates, agents and representatives is subject to the terms of a confidentiality agreement between or on behalf of Seller and Buyer or one or more of their respective Affiliates or other beneficial owners (the “Confidentiality Agreement”), which is attached to Section 8C of the Seller Disclosure Letter and the terms of which are hereby incorporated herein by reference. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, the obligations of Buyer and its Affiliates, financing sources, agents and representatives under the Confidentiality

Agreement shall continue with respect to the information of Seller and its Affiliates with respect to Seller’s Other Businesses.
          8D. Notification. Prior to the Closing, each of Buyer and Seller shall promptly notify the other parties hereto if such Person obtains knowledge that any of the representations and warranties in this Agreement and the Seller Disclosure Letter are not true and correct in all material respects, or if such Person obtains knowledge of any material errors in, or omissions from, the Seller Disclosure Letter. Seller shall notify Buyer if, after the date of this Agreement and prior to Closing, Seller and/or any of the Seller Subs incur any liabilities (other than liabilities arising under the Medford Lease Termination Agreement) that would be required to be reflected as long-term liabilities on a balance sheet of the Enterprise Group prepared in accordance with GAAP as of the Closing Date.
          8E. Consents. To the extent that any contract or permit is not by its terms assignable or requires the consent of a third party or Governmental Entity in connection with the transactions contemplated herein, the execution and delivery of this Agreement shall not constitute a transfer, sale or assignment thereof, an attempted transfer, sale or assignment thereof, or an agreement to effect such transfer, sale or assignment, if such transfer, sale or assignment, attempted transfer, sale or assignment, or agreement would constitute a breach thereof. Buyer acknowledges that, without hereby waiving the condition set forth in Section 2B(x) of this Agreement, certain consents to the transfer, sale and assignment of certain Purchased Assets may not be obtained by the parties prior to Closing and Seller and its Subsidiaries shall not be obligated to transfer, sale or assignment (or cause to be transferred, sold or assigned) to Buyer until such time as all consents of any Person or Governmental Authority necessary for the legal transfer and/or assumption thereof are obtained or delivered. If the transfer, sale or assignment of any Purchased Asset or any Assumed Liability intended to be transferred, sold or assigned hereunder is not consummated at the Closing, then Seller and its Subsidiaries shall, unless otherwise agreed in writing by Buyer, thereafter hold such Purchased Asset, Assumed Liability or Other Used Asset for the use and benefit, insofar as commercially reasonably practicable and to the extent it may lawfully do so, of Buyer (at Buyer’s expense). In addition, to the extent permitted by law and to the extent otherwise permissible in light of the terms of such contract, agreement or Permit, Seller and its Subsidiaries retaining such Purchased Assets and Assumed Liabilities shall take such other actions in order to place Buyer, insofar as commercially reasonably practicable and to the extent it may lawfully do so, in the same position as if such Purchased Asset, such Assumed Liability or such Other Used Asset had been transferred, sold or assigned as contemplated hereby and so that all the benefits and burdens relating to such Purchased Asset, such Assumed Liability or such Other Used Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, are to inure from and after the Closing Date to Buyer. To the extent permitted by law and to the extent otherwise permissible in light of the terms of such contract, agreement or Permit, Buyer shall be entitled to, and shall be responsible for, the management and the benefits and burdens of any Purchased Asset, any Assumed Liability or any Other Used Asset not yet transferred to or assumed by it as a result of a consent of another Person or Governmental Authority having not yet been obtained. Each of the parties hereto agrees that until an Assumed Liability is assumed by Buyer, Buyer shall indemnify and hold harmless Seller and its Subsidiaries from such liabilities as though they were Assumed Liabilities. If any consent necessary for the transfer, sale or assignment of a Purchased Asset, Assumed Liability or Other

Used Asset is obtained after the Closing, the transfer and assumption of the applicable Purchased Asset, Assumed Liability and/or Other Used Asset shall be promptly effected in accordance with the terms of this Agreement and/or the other applicable Ancillary Agreement, without the payment of additional consideration. Nothing in this Section 8E shall require the transfer to Buyer of any Other Used Asset to the extent such Other Used Asset was not required to be transferred to Buyer pursuant to any other section of this Agreement and in no event shall Buyer have any greater rights in respect of an Other Used Asset by application of this Section 8E than the Enterprise Group had (relative to Seller’s Other Businesses) prior to Closing.
          8F. Commercially Reasonable Efforts. Subject to the terms of this Agreement, each of Buyer and Seller shall use its commercially reasonable efforts to cause the Closing to occur. The “commercially reasonable efforts” of the parties shall not require any party to expend any material amount of money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to provide seller financing for the transactions contemplated hereby or to expend any material amount of money obtain any consent or approval from a Governmental Entity or other Person required for the transactions contemplated hereby; provided that Buyer shall be required to pay amounts under the Fee Letter when required. The “commercially reasonable efforts” shall include an obligation to consider in good faith any comments made by the prime landlord to any of the properties subject to the Subleases and “Subleases” as used herein shall be deemed amended to include any such comments that are mutually acceptable to Seller and Buyer.
          8G. Regulatory Act Compliance. If required, Buyer and Seller shall each file or cause to be filed, promptly (but in any event on or prior to June 29, 2007) after the date of this Agreement, any notifications or the like required to be filed under the HSR Act and other anti-competition laws with respect to the transactions contemplated hereby. With respect to any required filings under the HSR Act, each of Buyer and Seller shall seek early termination of the waiting period under the HSR Act. Buyer and Seller shall use their respective commercially reasonable efforts to respond to any requests for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act and all other applicable anti-competition laws to terminate or expire at the earliest possible date and (subject to Seller’s rights under Section 6A above) to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Buyer and Seller shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other regulatory agency, and Buyer shall have the right to have a representative present at any such meeting. Buyer, on the one hand, and Seller, on the other hand, shall bear the costs and expenses of their respective filings; provided, however, that, upon the occurrence of the Closing, 50% of the aggregate filing fees of such filings of Buyer and Seller shall be paid by Seller and the remaining 50% of such filing fees shall be paid by Buyer.
          8H. Financing Matters. Without limiting the generality of Buyer’s obligations under Section 8F, Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Commitment Letters, including using commercially reasonable efforts to (i) maintain in effect the commitment for the Financing set forth in the Commitment Letters, (ii) negotiate definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters or, to the extent the financing contemplated by the Commitment Letters is not available to Buyer, on other terms not materially less favorable to Buyer and (iii) satisfy on a timely basis all conditions in such Commitment Letters applicable to Buyer and its Affiliates that are within their control. In the event that all conditions to the commitment of any counterparty to the Commitment Letters providing such Financing (other than conditions relating to (a) the availability or funding of any of the Equity Financing or the failure of any equity funding condition of similar effect in the Debt Commitment Letter, (b) the failure to deliver documents by Buyer, any Equity Sponsor or any of their respective Affiliates at the Closing, (c) the failure to pay costs, fees, expenses and other compensation contemplated by the Commitment Letters or related letters (including the Fee Letter) payable by Buyer (or other borrower thereunder), any Equity Sponsor or any of their respective Affiliates to the lead arrangers, other lenders and administrative agents or any other Person, or (d) a breach in any material respect by Buyer (or other borrower thereunder), any Equity Sponsor or any of their Affiliates under the Commitment Letters or related letters) have been satisfied, Buyer shall use its commercially reasonable efforts to cause the lenders and the other Persons providing such Financing to fund when required hereunder the Financing required to consummate the transactions contemplated hereby (including by taking enforcement action to cause such lenders and the other Persons providing such Financing to fund such Financing). If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter for reasons other than (x) the occurrence of an Enterprise Group Material Adverse Effect or (y) the actual or reasonably anticipated failure of the conditions to the Closing set forth in Section 2A to be satisfied or the actual or reasonably anticipated failure by Seller to satisfy the conditions to Closing set forth in Section 2B, then Buyer shall use its commercially reasonable efforts to arrange to obtain alternative financing in an amount at least sufficient to consummate the transactions contemplated by this Agreement from alternative sources on terms not materially less favorable to Buyer as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Termination Date (the “Alternative Financing”). Buyer shall give Seller prompt notice of any material breach by any party to the Commitment Letters of which Buyer becomes aware or any termination of the commitments under the Commitment Letters. Buyer shall keep Seller informed on a reasonably current basis of the status of its efforts to arrange the Financing.
          8I. Tax Matters.
     (i) Buyer and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to such Tax Returns. Such cooperation shall include the retention and (upon a party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     (ii) Buyer shall file all Tax Returns required to be filed to report Transfer Taxes imposed only on or with respect to the transactions contemplated by this Agreement, shall be solely liable for and shall pay all such Transfer Taxes, and shall indemnify, defend and hold harmless Seller and the other Equityholder Parties from and against any and all liability for the payment of such Transfer Taxes and the filing of such Tax Returns.
     (iii) The parties hereto agree that the Closing Purchase Price and the Assumed Liabilities will be allocated to the Purchased Assets for all purposes (including Tax and financial accounting purposes) in a manner consistent with the provisions of Section 1060 of the Code and the regulations thereunder and the fair market values as reasonably determined by Buyer 30 days prior to the Closing, and agreed to by Seller within 10 days after such determination by Buyer, which agreement shall not be unreasonably withheld or delayed) and shall thereafter be appropriately adjusted by agreement of the parties for any adjustments to the Closing Purchase Price in accordance with this Agreement. In the event that the Seller and Buyer cannot agree on an allocation within 15 days of Buyer providing such allocation to Seller, the Seller and Buyer shall use the dispute resolution mechanism set forth in Section 1D; provided, however, that the Accounting Firm shall make its determination with respect to such dispute within 10 days, and in no event more than 2 days, prior to the Closing. Seller and Buyer will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values and allocation. The allocation referred to in this Section 8I(iii) is referred to herein as the “Allocation.”
          8J. Employee Benefits Matters.
     (i) Effective as of immediately prior to the Closing, Seller shall terminate the employment of the employees listed on Section 8J of the Seller Disclosure Letter (the “Transferred Employees”) and, at such time, Buyer or one or more of its Affiliates shall offer employment to each such Transferred Employee on terms and conditions substantially comparable in the aggregate to those existing at Seller and its Subsidiaries as of immediately prior to the Closing.
     (ii) Buyer hereby agrees that, for at least one (1) year following the Closing Date, Buyer will provide (or cause to be provided) to the Transferred Employees compensation (excluding any equity-based compensation) and employee benefits that are in the aggregate substantially comparable to the compensation and employee benefits provided to the Transferred Employees immediately prior to the Closing Date.
     (iii) As soon as reasonably practicable following the Closing Date, Buyer shall establish (or cause to be established by one of its Affiliates) a defined contribution plan for the benefit of Transferred Employees who, as of the Closing Date, are participants (the “Savings Plan Employees”) in Seller’s 401(k) plan (the “Savings Plan”). Seller shall fully vest all Savings Plan Employees in their account balances under the Savings Plan as of the Closing Date. If elected by Savings Plan Employees, Seller shall cause to be paid from the Savings Plan the vested account balances of such Savings Plan Employees in the form of cash, cash equivalents or other property mutually acceptable to Seller and Buyer

(subject to, and as permitted by. the terms of the Savings Plan) and Buyer’s 401(k) plan shall accept such distributions as rollover distributions subject to the terms of Buyer’s 401(k) plan and the rules and regulations under Section 402(c) of the Code. In no event shall such transfer take place until the furnishing by Seller to Buyer, and Buyer to Seller, of a favorable determination letter from the Internal Revenue Service with respect to the qualification of the Savings Plan and Buyer’s 401(k) plan, as applicable. Seller and Buyer shall use commercially reasonable efforts to effect such transfer of account balances in a timely manner.
     (iv) This Section 8J shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 8J, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8J.
          8K. Facility Closings; Employee Layoffs. Buyer shall, and shall cause its Affiliates to, comply with any and all applicable notice or filing requirements under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local law, regulation or ordinance.
          8L. Provision Respecting Representation of Seller. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholders, officers, employees and Affiliates, that Seller’s in-house legal counsel and Kirkland & Ellis LLP may serve as counsel to each and any of Seller and the Equityholder Parties (individually and collectively, “Seller Group”), on the one hand, and the Enterprise Group, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, each of Seller’s in-house legal counsel and Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, stockholder, officer, employee or Affiliate of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Enterprise Group, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
          8M. Post-Closing Access. For a period of two (2) years following the Closing, Seller shall grant or cause to be granted to Buyer and its authorized representatives (including accountants, consultants and attorneys) reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records (including, subject to execution and delivery of a customary hold harmless letter in favor of such accountants, the records of independent certified public accountants) of Seller and its Subsidiaries solely to the extent related to the operations of the Enterprise Group at and prior to Closing; provided that (i) such access does not unreasonably interfere with the normal operations of Seller or any of its Affiliates, (ii) such access shall occur in such a manner as Seller reasonably determines to be appropriate to protect the confidentiality of the information sought and compliance with applicable securities laws, and (iii) nothing herein shall require Seller or any of its Subsidiaries to provide access to, or to disclose any information to, Buyer if such access or disclosure would be in violation of applicable laws or regulations of any Governmental Entity or, during the period of any dispute between the parties with respect to this Agreement or any of the Ancillary Agreements, the disclosure of any information that should in the course of such dispute be subject to the discovery process.
          8N. Expenses. Each of Buyer and Seller shall be solely responsible for payment of any fees and expenses incurred by it or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable law.
          8O. Further Assurances. At any time after the Closing Date, Buyer, Seller and Seller Subs shall promptly execute, acknowledge, and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, and necessary for them or it to satisfy their or its respective obligations hereunder or obtain the benefits contemplated hereby and to confirm to third parties the transfer of the Purchased Assets and the Assumed Liabilities provided for herein.
     8P. Use of Certain Names.
     (i) Within sixty (60) days following the Closing (in the case of all Seller Marks not licensed pursuant to the License Agreement) or following the expiration of license (in the case of Seller Marks licensed pursuant to the License Agreement) to use such mark, name or similar Intellectual Property Right pursuant to the License Agreement, except (in the case of “Ziff Davis Enterprise”) to the extent specifically permitted to be used pursuant to the License Agreement, Buyer shall not, and shall cause its Subsidiaries not to, use any trademark, trade name, company name, service mark or similar Intellectual Property Rights, including the names “Ziff Davis”, “Ziff Davis Media”, “Ziff Davis Enterprise”, “Ziff Davis Publishing” or any other variation of or derivation of “Ziff Davis” (collectively, the “Seller Marks”), including eliminating the Seller Marks from the Purchased Assets and disposing of any unused stationery, business cards, literature and all other goods and material of whatever kind of the Enterprise Group bearing the Seller Marks; and thereafter, Buyer shall not, and shall cause its Affiliates not to, use the Seller Marks or any logos, trademarks, trade names, company names, service marks or other Intellectual Property Rights belonging to Seller or any of its Affiliates and Buyer acknowledges that it and its Affiliates have no rights whatsoever to use the Seller Marks or such Intellectual Property Rights, except as expressly permitted pursuant to the License Agreement. From and after the Closing Date, Seller shall not take any action or fail to take any action which would violate the License Agreement or cause any of the Licensed Marks to become subject to any Lien or claim by a third party (other than Permitted Encumbrances and Liens to secure indebtedness for borrowed money). Neither Seller nor any of the Seller Subs shall grant any license or similar rights to any third party with respect to any Licensed Marks that causes, or would reasonably be expected to cause, Seller or any Seller Sub to breach the license granted to Buyer for the Licensed Marks in the License Agreement.
     (ii) Buyer acknowledges and agrees that certain Seller Marks, other Intellectual Property Rights of Seller and its Subsidiaries and certain Enterprise Group Intellectual Property (or derivations thereof) may be subject to the terms the ZD License

Agreements. Buyer agrees that, to the extent relevant, it shall, and shall cause its Affiliates to, comply with the terms of the ZD License Agreements.
     8Q. Litigation Support. In the event and for so long as any party or any of its Affiliates actively is contesting or defending against any action, suit, audit, proceeding, hearing, investigation, charge, complaint, claim, or demand brought by an outside third party in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, any of its Subsidiaries or the Enterprise Group, the other party will use commercially reasonable efforts to cooperate with the contesting or defending party or such Affiliate and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party or such Affiliate (unless the contesting or defending party or such Affiliate is entitled to indemnification therefor pursuant to this Agreement).
     8R. Mutual Non-Solicitation Period.
     (i) During the two (2) -year period beginning on the Closing Date, Seller agrees that it will not (and will cause its Subsidiaries not to), directly or indirectly, (a) induce or attempt to induce any Transferred Employee to leave the employ of Buyer or its Affiliates, (b) in any way interfere with the relationship between Buyer and its Affiliates and any Transferred Employee, or (c) employ, or otherwise engage as an independent contractor, any executive employee of Buyer or its Affiliates; provided that Seller and its Subsidiaries shall not be restricted (x) in any general solicitation for employees (including through the use of employment agencies) not specifically directed at the Transferred Employees or having discussions with any Transferred Employees who contact Seller or any of its Subsidiaries to initiate employment discussions, (y) in hiring any person who responds to any such general solicitation or any person who contacts Seller or any of its Subsidiaries to initiate employment discussions, or (z) from inducing or hiring any person that terminated his or her employment with Buyer or its Affiliates at least six (6) months prior to the date of such solicitation or hiring.
     (ii) During the two (2) -year period beginning on the Closing Date, Buyer agrees that it will not (and will cause its Subsidiaries not to), directly or indirectly, (a) induce or attempt to induce any employee of Seller or any of its Affiliates (other than Transferred Employees and other than employees set forth on Section 8R(ii) of the Seller Disclosure Letter (but with respect to each employee set forth on Section 8R(ii) of the Seller Disclosure Letter not before expiration of the period after Closing set forth opposite such employee’s name on Section 8R(ii) of the Seller Disclosure Letter) to leave the employ of Seller or its Affiliates, (b) in any way interfere with the relationship between Seller and its Affiliates and any such employee, or (c) employ, or otherwise engage as an independent contractor, any executive employee of Seller or its Affiliates; provided that Buyer and its Subsidiaries shall not be restricted (x) in any general solicitation for employees (including through the use of employment agencies) not specifically directed at employees of Seller or its Affiliates or having discussions with any employees of Seller or its Affiliates who contact Seller or any of its Subsidiaries to initiate discussions, (y) in hiring any person who responds to any such general solicitation or any person who contacts Buyer or any of its Subsidiaries to initiate employment discussions, or (z) from inducing or hiring any person that terminated his or her employment with Seller or its Affiliates at least six (6) months prior to the date of such solicitation or hiring; provided further that, Seller may, with the written consent of its Chief Executive Officer, General Counsel or Chief Financial Officer, exclude any employee of Seller or any of the Seller Subs, on a case-by-case basis, from the restrictions set forth in this Section 8R(ii).
          8S. Post-Closing Record Retention and Access. Buyer acknowledges that certain books and records and other materials (including Tax and financial data) that relate to the Enterprise Group or constitute Purchased Assets may contain information relating to, or which may be applicable to or used in connection with, Seller’s Other Businesses, and that Seller may retain copies and shall have the right to access, any such books and records and other materials to the extent relating to, or which may be applicable to or used in connection with, Seller’s Other Businesses and for such other matters as are contemplated by this Agreement. Without limiting the generality of the foregoing, from and after the Closing, Buyer shall provide Seller and its Affiliates and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to such books and records and other materials included in the Purchased Assets relating to periods prior to the Closing Date in connection with general business purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including the preparation of Tax Returns, amended Tax Returns or claim for refund (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date, the management and handling of any audit, investigation, litigation or other proceeding, whether such audit, investigation, litigation or other proceeding is a matter with respect to which indemnification may be sought hereunder), to comply with the rules and regulations of the Internal Revenue Service, the SEC or any other Governmental Entity or otherwise relating to Seller’s Other Businesses. Buyer’s obligations with respect to such books and records shall include maintaining, for at least the retention period specified in this Section 8S, computer systems permitting access to any such books and records which are stored in electronic form in a fashion which is not less efficient than current access methods. Unless otherwise consented to in writing by Seller, Buyer shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials relating to the Enterprise Group, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to Seller such books and records and materials or such portions thereof.
          8T. Shared Contracts; Reinvestment Credits; Seller Benefits.
     (i) Buyer acknowledges that certain contracts, understandings or agreements to which Seller or one or more of its Subsidiaries is party contain terms that are relevant to, are for the benefit of and/or impose obligations on Seller and its Subsidiaries with respect to both the Enterprise Group and one or more of Seller’s Other Businesses (such contracts, understandings and arrangements being collectively referred to herein as “Shared Contracts”). Buyer acknowledges and agrees that such Shared Contracts shall be addressed by the parties as set forth in this Section 8T.

     (ii) Section 8T(ii) of the Seller Disclosure Letter sets forth certain Shared Contracts that are being assigned to Buyer as part of the Purchased Assets. From and after the Closing, Buyer shall at all times to perform the obligations of Seller and its Subsidiaries under such Shared Contracts. Other than as set forth in Section 7F(ii), from and after the Closing, Seller and its Subsidiaries shall cease to have any rights or obligations under the Shared Contracts set forth on Section 8T(ii) of the Seller Disclosure Letter, and Seller hereby acknowledges and agrees (on its behalf and behalf of its Subsidiaries) that neither it nor any of its Subsidiaries or its or their respective Affiliates shall have any rights or obligations under any such Shared Contracts.
     (iii) Section 8T(iii) of the Seller Disclosure Letter sets forth certain Shared Contracts under which, except as set forth in the Ancillary Agreements, Buyer and the Enterprise Group shall cease to have any rights or obligations from and after the Closing. Seller acknowledges and agrees that, from and after the Closing, it and its Subsidiaries shall be solely responsible for performance of the Shared Contracts set forth on Section 8T(iii) of the Seller Disclosure Letter and Buyer acknowledges and agrees that neither it nor any of its Affiliates shall have any rights or obligations under any of such Shared Contracts.
     (iv) Section 8T(iv) of the Seller Disclosure Letter sets forth certain Shared Contracts under which both the Enterprise Group and Seller’s Other Businesses perform obligations, have liabilities and/or receive benefits (the “Ongoing Shared Contracts”). With respect to each Ongoing Shared Contract, from and after the date hereof until expiration or termination of such Ongoing Shared Contract, each of Seller and Buyer shall, at the request of the other, cooperate with each other to schedule discussions and participate in negotiations with the counterparty to, or obligor or obligee under, each such Ongoing Shared Contract regarding a split of such Ongoing Shared Contract that, as nearly as practicable, approximates the rights and obligations of the Enterprise Group and Seller’s Other Businesses with respect to such Ongoing Shared Contract during the term of the Ongoing Shared Contract prior to such split; provided that in no event shall either Seller or Buyer be obligated to execute, deliver or (except to the extent executed and delivered by such Person) perform under, or be obligated to cause another Person to execute, deliver or (except to the extent executed and delivered by such Person) perform under, such split contract without such party’s prior written consent. For the avoidance of doubt, in no event shall the split of, or any similar action with respect to, any Ongoing Shared Contract be a condition to the obligations of any party to this Agreement.
     (v) To the extent that a split contract with respect to such Ongoing Shared Contract is not obtained prior to Closing, then from and after the Closing until such Ongoing Shared Contract expires or is terminated, to the extent permitted by law and, unless waived by Seller, to the extent otherwise permissible in light of the terms of such Ongoing Shared Contract, then Seller shall cause Seller’s Other Businesses and Buyer shall perform obligations under each such Ongoing Shared Contract and Seller and Buyer shall cooperate with each other and use commercially reasonable efforts such that Buyer shall perform the obligations under, and receive the benefits of, such Ongoing Shared Contracts, in each case in the manner set forth on Section 8T(v) of the Seller Disclosure Letter or otherwise in a manner that as nearly as practicable approximates the obligations and benefits of the Enterprise Group and Seller’s Other Businesses with respect to such Ongoing Shared Contract during the term of the Ongoing Shared Contract prior to Closing. In the event that, after the Closing, Buyer performs its obligations under an Ongoing Shared Contract that has not been split and Seller or one of its Subsidiaries receives benefits under such Ongoing Shared Contract that are attributable to the operations of the Enterprise Group after the Closing, Seller shall pay over such benefits to Buyer. In the event that, after the Closing, Seller performs its obligations under an Ongoing Shared Contract that has not been split and Buyer or one of its Subsidiaries receives benefits that are attributable to the operation of one of Seller’s Other Businesses after the Closing, Buyer shall pay over such benefits to Seller. Each of Buyer and Seller shall indemnify the other party (and the Buyer Parties and Equityholder Parties, as applicable) for Losses such party (or the Buyer Parties or Equityholder Parties, as applicable) suffer as a result of any breach of any Ongoing Shared Contract by such party.
     (vi) Without limiting the generality of Section 8T(v), Buyer and Seller acknowledge that under the Ongoing Shared Contracts listed on Section 8T(vi) of the Seller Disclosure Letter, counterparties or beneficiaries to such Ongoing Shared Contracts have the right to apply certain credits (“Reinvestment Credits”) obtained pursuant to the terms of such Ongoing Shared Contracts against assets of Seller and such Reinvestment Credits may be applied against assets of any division of Seller regardless of how such Reinvestment Credit is generated. Until expiration or termination of such Ongoing Shared Contracts, each of Buyer (with respect to the Enterprise Group) and Seller (with respect to the Seller’s Other Businesses) shall honor any Reinvestment Credit that the counterparty or beneficiary to such Ongoing Shared Contract seeks to apply against assets of the Enterprise Group or the Seller’s Other Businesses; provided that, prior to applying any Reinvestment Credits, Seller and Buyer shall consult with each other to confirm the remaining balance of Reinvestment Credits to ensure that such customer is not applying more Reinvestment Credits than to which such customer is entitled. Within 30 days after the conclusion of each calendar year until all such Ongoing Shared Contracts have been terminated or expired, the parties shall meet and cooperate in good faith to determine the amount of Reinvestment Credits that have been generated pursuant to the Ongoing Shared Contracts during such calendar year and that have been applied against assets of Seller and Buyer, respectively, during such calendar year. To the extent that for such calendar year being reviewed, the amount of Reinvestment Credits applied against assets of Seller’s Other Businesses (whether or nor owned by Seller) exceeds Seller’s Customer Allocable Portion of such Reinvestment Credits, Buyer shall pay to Seller an amount equal to such excess, together with interest at the Applicable Rate from the last day of the calendar year being reviewed. To the extent that for such calendar year being reviewed, the amount of Reinvestment Credits applied against assets of the Enterprise Group exceeds Buyer’s Customer Allocable Portion of such Reinvestment Credits, Seller shall pay to Buyer an amount equal to such excess, together with interest at the Applicable Rate from the last day of the calendar year being reviewed.
     (vii) Buyer and Seller agree that, from and after the Closing, such party shall not, and shall cause its Affiliates not to, amend, waive, settle or compromise any material matter or claim related to any Ongoing Shared Contract (including with respect to Reinvestment Credits) without the prior written consent of the other. For all purposes of this Section 8T, upon an effective split of an Ongoing Shared Contract that each of Buyer and Seller has agreed to, such Ongoing Shared Contract shall be deemed terminated for purposes of this Section 8T.
          8U. Use of Proceeds. Seller covenants and agrees with Buyer that it and its Subsidiaries shall not violate the Indentures or any other agreement to which any of them is party with respect to their use of amounts received under this Agreement.
          8V. ZIPS License. Seller hereby grants to Buyer a perpetual, non-exclusive license to (i) use and reproduce, solely for Buyer’s internal business use, a copy of the software, including the source code thereto, of Seller and its Subsidiaries known as “Ziff Davis Internet Publishing System” as such software exists as of the Closing Date and as delivered to Buyer and (ii) create derivatives of such software solely for Buyer’s internal business use. Buyer acknowledges and agrees that (a) except for such license, Buyer shall have no right, title or interest to the “Ziff Davis Internet Publishing System” software and (b) in no event shall Seller or any of its Subsidiaries have any obligation to provide any update to such source code or such software or to provide any support for, repair of, or maintenance of such software or source code. The parties hereto hereby acknowledge and agree that the license granted hereunder is a license for intellectual property under Section 365(n) of the United States Bankruptcy Code (11 U.S.C. § 365(n)).
          8W. Rights Under Certain Agreements. Notwithstanding the assignment, transfer and conveyance as part of the Purchased Assets of any contract, agreement or arrangement containing non-competition, non-solicitation, confidentiality and/or work product assignment provisions or similar provisions applicable to a third party (the “Protective Provisions”) for the benefit of Seller and/or its Subsidiaries, Seller hereby retains the right to enforce each and every Protective Provision of each such contract, agreement or arrangement against such third party, except to the extent such Protective Provision relates to the Enterprise Group. In furtherance of the foregoing, Buyer shall, at the written request of Seller and at Seller’s cost and expense, use its commercially reasonable efforts to (a) cooperate with Seller in its pursuit and prosecution of any claim to enforce any such Protective Provision or any other rights or remedies available under such contract, agreement or arrangement against such third party (including specific performance and/or immediate injunctive or other equitable relief), (b) act in the role of Seller’s agent with respect to any claim under such contract, agreement or arrangement to enforce any such Protective Provision or any other rights or remedies available under such contract, agreement or arrangement (including specific performance and/or immediate injunctive or other equitable relief) and pursue and prosecute any claim to enforce any such Protective Provision or any other rights or remedies available under such contract, agreement or arrangement against such third party (including specific performance and/or immediate injunctive or other equitable relief), and (c) take such other commercially reasonable actions as are requested by Seller in connection therewith to pursue and prosecute any claim to enforce any such Protective Provision or any other rights or remedies available under such contract, agreement or arrangement against such third party on behalf of Seller (including specific performance and/or immediate injunctive or other equitable relief); provided that (i) Seller shall indemnify and hold harmless Buyer from any Losses to the extent arising in connection from any third-party claim arising from actions requested by Seller and taken by Buyer pursuant thereto in compliance with subsections (a), (b) or (c) of this Section 8W, (ii) Buyer shall not be required to comply with subsections (a), (b) or (c) of this Section 8W (x) in claims against third parties that are customers of Buyer or any of its Affiliates or (y) to the extent that such Protective Provision relates to the Enterprise Group.
          8X. License to Seller of Certain Software. Buyer hereby grants to Seller a perpetual, irrevocable, non-exclusive, royalty-free, transferable license, with the right to sublicense, to (i) use and reproduce, solely for use in connection with the internal business operations of Seller and its Subsidiaries, a copy of the software, including the source code thereto, data, database and documentation thereof, of Buyer and its Subsidiaries known as the “Marketing Database” as such Marketing Database exists as of the Closing Date and upon expiration or termination of the TSA, and (ii) create derivatives of, perform and otherwise use such Marketing Database solely for use in connection with the internal business operations of Seller and its Subsidiaries; provided that the license granted hereunder shall be transferable only in connection with a assignment of rights hereunder by Seller that is permitted in accordance with Section 9C. Without limiting the right of transfer of the license permitted hereunder, in no event shall Seller and its Subsidiaries sell the software licensed hereunder to a third party. The parties hereto hereby acknowledge and agree that the license granted hereunder is a license for intellectual property under Section 365(n) of the United States Bankruptcy Code (11 U.S.C. § 365(n)). From and after the Closing Date, Buyer hereby grants to Seller the right from time to time until termination of the TSA to make a copy from Buyer, and upon expiration of the TSA Buyer shall deliver to Seller a copy, of the “Marketing Database” software (as such software exists on the date of copying or the date of delivery, as applicable), including the source code thereto, data, database and documentation therefor (including the right to copy all records related to Seller’s Other Businesses)) and, subject to its right to transfer the license in accordance with this Section 8X, Seller hereby covenants and agrees to use such copy solely for the internal business use of Seller and its Subsidiaries.
ARTICLE 9
MISCELLANEOUS
          9A. Amendment and Waiver. This Agreement may be amended or in whole or in part only by a duly authorized agreement executed by the parties hereto which makes reference to this Agreement. Any party may waive any rights under this Agreement, but only in a written instrument executed by such party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.
          9B. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (iv) if delivered by telecopy or e-mail, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
Notices to Seller:
Ziff Davis Media Inc.
28 East 28th Street
New York, NY 10016
Attention: General Counsel
Telephone: 212-503-3500
Telecopy: 212-503-3560
e-mail: gregory_barton@ziffdavis.com
with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Richard J. Campbell, P.C.
                 Mariano E. Martinez
Telephone: 312-861-2000
Telecopy: 312-861-2200
e-mail: rcampbell@kirkland.com
mmartinez@kirkland.com
Notices to Buyer:
Enterprise Media Group, Inc.
c/o Insight Venture Management, L.L.C.
680 Fifth Avenue, 8th Floor
New York, NY 10019
Attention: Lawrence Handen
Telephone: 212-230-9200
Telecopy: 212-230-9272
e-mail: handen@insightpartners.com
with a copy to:
O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Ilan S. Nissan, Esq.
Telephone: 212-326-2000
Telecopy: 212-326-2061
e-mail: inissan@omm.com

          9C. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by Buyer without the prior written consent of Seller, except that (i) at or after the Closing, Buyer may assign its rights and interests under this Agreement as a security for any obligations arising in connection with the Debt Financing contemplated by this Agreement, (ii) Buyer may assign its rights and interests under this Agreement to an Affiliate and (iii) after the Closing, Buyer may assign to a purchaser of all or substantially all of the assets of Buyer (however structured, including through the direct or indirect sale of equity securities or assets of Buyer), in each case without the prior written consent of the other parties (provided that (x) Buyer shall provide written notice thereof to the other parties, (y) in the case of an assignment pursuant to clause (ii), Buyer shall remain liable for the obligations of the assignee so assigned and (z) in the case of an assignment pursuant to clause (iii), (1) the purchaser assumes all of the obligations of Buyer under this Agreement, (2) the agreement by which any obligations of Buyer hereunder are assumed are by such purchaser in a written instrument that includes Seller as a third-party beneficiary thereof with respect to the obligations under this Agreement and (3) such assignment shall not relieve Buyer of any of its duties or obligations hereunder). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by Seller without the prior written consent of Buyer; provided that, notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that Seller is contemplating the sale of additional assets of Seller and its Subsidiaries (however structured, including through the direct or indirect sale of equity securities or assets of Seller or one or more Subsidiaries) and, in connection therewith, may from time to time assign, without the consent of any other party hereto, all or any portion of its rights, interests and/or obligations under this Agreement to a purchaser of such assets (however structured, including through the direct or indirect sale of equity securities or assets of Seller or one or more Subsidiaries); provided that (a) not more than three purchasers assume all of the obligations of Seller and the Seller Subs under this Agreement, (b) the agreement(s) by which any obligations of Seller and the Seller Subs hereunder are assumed are by such purchaser in a written instrument that includes Buyer as a third-party beneficiary thereof with respect to the obligations under this Agreement and (c) any such assignment shall not relieve Seller or the Seller Subs of any of their duties or obligations hereunder. Furthermore, it is also acknowledged and agreed that, without the prior written consent of any party hereto, (A) Seller and the Seller Subs may assign their rights under this Agreement as collateral security to secure debt for borrowed money to any Person and (B) as long as Seller and the Seller Subs remain liable for the obligations so assigned, Seller and the Seller Subs may assign all or any portion of their rights or obligations under this Agreement to an Affiliate.
          9D. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
          9E. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Buyer and Seller confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
          9F. Captions. The captions used in this Agreement and descriptions of the Seller Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Seller Disclosure Letter had been used in this Agreement.
          9G. Complete Agreement. Except for the Confidentiality Agreement, this Agreement and the Ancillary Agreements contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided that in the event there is any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall govern and control.
          9H. Seller Disclosure Letter. The disclosures in each section of the Seller Disclosure Letter are to be taken as relating to the representations and warranties of Seller set forth in the corresponding section of this Agreement and, solely to the extent that it is readily apparent on the face of the disclosure that such item would relate to the representations and warranties in question and the matters covered thereby, in each other section of this Agreement. The inclusion of information in the Seller Disclosure Letter shall not be construed as or constitute an admission or agreement that such information is material to any of Seller or its Subsidiaries. In addition, matters reflected in the Seller Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Seller Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement. Prior to the Closing, Seller shall have the right from time to time to supplement, modify or update the Seller Disclosure Letter with respect to representations and warranties of Seller made herein to reflect events occurring following the date of this Agreement and prior to the date of such written notice. Any such supplements, modifications and updates shall not be taken into account in determining whether the condition set forth in Section 2B(i) is satisfied, but Seller shall not be deemed to be in breach of any representation or warranty hereunder with respect to the information disclosed in accordance with the immediately foregoing sentence in any such supplement, modification or update. From and after the Closing, references to the Seller Disclosure Letter shall be references to the Seller Disclosure Letter as so supplemented, modified and/or updated in accordance with this Section 9H.
     9I. No Additional Representations; Disclaimer.
     (i) Buyer acknowledges and agrees that neither Seller nor any of its Affiliates or representatives, nor any other Person acting on behalf of Seller or any of its Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or any of its Subsidiaries or their respective businesses or assets (including the Enterprise Group), except as expressly set forth in this Agreement or the Ancillary Agreement or as and to the extent required by this Agreement to be set forth in the Seller Disclosure Letter. Buyer further agrees that, except for a claim for fraud, none of Seller nor any of its Affiliates or representatives will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any Confidential Information Memorandum distributed by Evercore Partners relating to the Enterprise Group (an “Information Memorandum”) and any information, document or material made available to Buyer or its Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.
     (ii) Except for the representations and warranties of Seller expressly set forth in this Agreement and the Ancillary Agreements, the Purchased Assets are being acquired by Buyer, AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY. Buyer acknowledges and agrees that it is consummating the transactions contemplated by this Agreement without any representation or warranty, express or implied, by Seller or any of its Affiliates or representatives except for the representations and warranties of Seller expressly set forth in this Agreement and the Ancillary Agreements.
     (iii) In connection with Buyer’s investigation of the Enterprise Group, Buyer has received from or on behalf of Seller and the Equityholder Parties certain projections, including projected statements of operating revenues and income from operations of the Enterprise Group and for subsequent fiscal years and certain business plan information of the Enterprise Group. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Seller or any other Person with respect thereto. Accordingly, Seller makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
          9J. Counterparts.
          This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.
          9K. Governing Law. The internal law (and not the law of conflicts) of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.
          9L. Payments under Agreement. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding tax obligations required to be withheld by law), on the dates specified herein (with time being of the essence). Notwithstanding anything herein to the contrary, each party shall be entitled to reduce any payment required to be made to the other for any Tax withholding required by law and any amount so withheld shall be deemed paid to the intended recipient and the withholding amount then remitted by such intended recipient and delivered to the applicable Tax authorities; provided that the party so withholding shall be liable to the intended recipient for any amounts wrongly withheld.
          9M. Third-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than Article 7 and this Section 9M (each of which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
          9N. Waiver of Bulk Sales Laws. Each of the parties acknowledges and agrees that neither Seller nor any of its Subsidiaries will comply with, and hereby waives compliance by Seller and its Subsidiaries with, any “bulk sales”, “bulk transfer” or similar law relating to the transactions contemplated hereby.
          9O. CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 1D (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), SECTION 1E (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER) AND SECTION 9Q (WHICH SHALL GOVERN ANY DISPUTE NOT SEEKING INJUNCTIVE RELIEF), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK, NEW YORK. EACH PARTY ALSO AGREES

NOT TO BRING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
          9P. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          9Q. Arbitration. Except for disputes, controversies, or claims arising under Section 1D and Section 1E (in each case, which shall be resolved in accordance with the dispute resolution provisions set forth therein) and for other claims seeking injunctive relief (for which the provisions of Section 9O and Section 9P should be applicable), any dispute, controversy, or claim arising under or relating to this Agreement or the Ancillary Agreements or any breach or alleged breach thereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to (and as modified by) the following:
     (i) Any Indemnified Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the Indemnifying Party (or, in the case that Buyer is the Indemnified Party, on Seller) in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.
     (ii) The arbitration shall be conducted by a panel of three arbitrators, one selected by Buyer, one selected by Seller and the third to be selected jointly by the arbitrators selected by Buyer and Seller (collectively, the “Arbitrators”). All such arbitration proceedings shall take place in New York, New York.
     (iii) Except as provided herein (including pursuant to Article 8 to the extent such items constitute Losses): (a) each of the Indemnified Party and the Indemnifying Party shall bear its own Costs and Fees, (b) the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration (“Arbitration Expenses”) shall be borne by the non-prevailing party in the arbitration, as determined by the Arbitrators, and (c) notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the parties to the arbitration to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such party has acted unreasonably or in bad faith.
     (iv) All facts and circumstances relating to such arbitration, including the existence of the dispute and the ultimate resolution, shall be kept confidential except that (a) the parties may disclose such terms to the extent required by applicable law, contract (including, in the case of Seller, the Indentures) or for financial reporting or insurance purposes, and (b) the parties may disclose such terms to their respective accountants, insurers, agents and other representatives as necessary in connection with the ordinary conduct of their respective businesses, Buyer may disclose such terms to affiliated investment funds or affiliated portfolio companies, and Seller may disclose such terms to Persons exploring a potential acquisition of (or financing related to) any assets related to Seller’s Other Businesses, in each case, so long as such Persons to whom the terms of this Agreement are disclosed agree to or are bound by contract to keep the terms of this Agreement confidential.
     (v) The Arbitrators shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant, including specific performance of any obligation created under this Agreement or the Ancillary Agreements, the awarding of Losses, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. The Arbitrators shall affirm their decision and award pursuant to Section 7502 and Section 7505 of Article 75 of the New York Civil Practice Law and Rules. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the Indemnified Party and the Indemnifying Party. The decision and award of the Arbitrators shall be final and binding. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement or the Ancillary Agreements and shall make its determinations in accordance therewith and shall in no event award Losses in excess of any applicable limit on indemnification set forth in this Agreement or against any Person in contravention of the provisions of this Agreement. Any party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.
     (vi) No Indemnified Party shall file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Person which filed such action or proceeding shall promptly pay to the other Person the reasonable attorney’s fees, costs and expenses incurred by such other Person prior to the entry of such order.
     (vii) The parties agree that it is their intention that all Arbitrable Disputes be governed by this Section 9Q and agree to cause any of their Affiliates whom they control to observe the provisions of this Section 9Q with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.
          9R. Relationship of Parties. Except as specifically provided herein, none of the parties will act or represent or hold itself out as having authority to act as an agent or partner of the other parties or in any way bind or commit the other parties to any obligations or agreement. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder are limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.
          9S. Usage.
     (i) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (ii) Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
     (iii) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
     (iv) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
     (v) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
     (vi) Any reference to any agreement or contract referenced herein or in the Seller Disclosure Letter shall be a reference to such agreement or contract, as amended, restated, modified, waived or supplemented from time to time.
     (vii) The definitions on Annex I are incorporated into this Agreement as if fully set forth at length herein and all references to a “Section” in such Annex I are references to such Section of this Agreement.
* * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZIFF DAVIS MEDIA INC.

By:

Its:

ZIFF DAVIS DEVELOPMENT INC.

By:

Its:

ZIFF DAVIS INTERNET INC.

By:

Its:

ZIFF DAVIS PUBLISHING INC.

By:

Its:

ZIFF DAVIS PUBLISHING HOLDINGS INC.

By:

Its:

ENTERPRISE MEDIA GROUP INC.

By:

Its:

ANNEX 1
DEFINITIONS
          For purposes of this Agreement, the following terms shall have the following meanings:
          “2006 Statement of Net Assets” means the Statement of Net Assets Sold at December 31, 2006 attached to Section 4F of the Seller Disclosure Letter.
          “2006 Statement of Revenues and Expenses” means the Statement of Revenues and Expenses for the twelve-month period ended December 31, 2006 attached to Section 4F of the Seller Disclosure Letter.
          “AAA” shall have the meaning set forth in Section 9Q.
          “Accounting Firm” shall have the meaning set forth in Section 1D(i).
          “Acxiom Claim” means the claim by Acxiom Corporation and Acxiom Direct LLC for breach by Seller of that certain Statement of Work #2006-001 between Acxiom Direct LLC and Seller to that certain Services and Data Use Agreement, between Acxiom Corporation and Seller, dated as of July 16, 2004, as set forth in that certain letter, dated June 11, 2007, from Acxiom Corporation and Acxiom Direct LLC to Seller.
          “Add-Back Expense Amount” means, for the particular portion of the Earnout Period in question, the sum of (without duplication) (i) consolidated interest expense of, or charged to, the Enterprise Group or Buyer and its Subsidiaries, as applicable (including interest expense of, or charged to the Enterprise Group or Buyer and its Subsidiaries, as applicable, related to the Debt Financing), (ii) consolidated income tax expense of, or charged to, the Enterprise Group or Buyer and its Subsidiaries, as applicable, (iii) consolidated depreciation expense of, or charged to, the Enterprise Group or Buyer and its Subsidiaries, as applicable, (iv) consolidated amortization expense of, or charged to, the Enterprise Group or Buyer and its Subsidiaries, as applicable, (v) any extraordinary or non-recurring expenses or losses of, or charged to, the Enterprise Group or Buyer and its Subsidiaries, as applicable (vi) any non-cash net compensation expense recognized for share-based payments of, or charged to, the Enterprise Group or Buyer and its Subsidiaries, as applicable, (vii) all management fees, transaction fees, services fees and similar fees to Insight Venture Management LLC, any direct or indirect shareholder of Buyer or any Affiliate of the foregoing paid, incurred or payable by, or charged to, the Enterprise Group or Buyer and its Subsidiaries, as applicable, (viii) fees and expenses paid, incurred or payable by, or charged to, the Enterprise Group or Buyer and its Subsidiaries, as applicable, in connection with the transactions contemplated hereby (including the Transaction Bonus Amount and any other transaction fees or bonuses), (ix) any severance expense for Transferred Employees or other employees paid, incurred or payable by, or charged to, the Enterprise Group or Buyer and its Subsidiaries, as applicable, (x) any expense paid, incurred or payable by, or charged to, the Enterprise Group or Buyer and its Subsidiaries,

as applicable, that are subsequently reimbursed to the Enterprise Group or Buyer and its Subsidiaries, as applicable, (xii) non-cash revenue reductions or non-cash expenses of the Enterprise Group or Buyer and its Subsidiaries, as applicable, resulting from the application to this transaction of Accounting Principles Board Opinion # 16 or other applicable purchase accounting-related accounting regulations, (xiv) the amount of any restructuring expenses (including impairment charges to tangible and intangible assets) that are paid, incurred or payable by, or charged to, the Enterprise Group or Buyer and its Subsidiaries, as applicable, and (xv) losses of the Enterprise Group or Buyer and its Subsidiaries, as applicable, from the sale of capital assets.
          “Adjustment Amount” shall have the meaning set forth in Section 1D(ii).
          “Adjustment Escrow Account” means the account established to hold the Adjustment Escrow Amount pursuant to the terms of the Adjustment Escrow Agreement.
          “Adjustment Escrow Agreement” shall have the meaning set forth in Section 2B(v).
          “Adjustment Escrow Amount” means $2,000,000.
          “Adjustment Escrow Funds” means, at the time of determination, the aggregate amount of cash in the Adjustment Escrow Account.
          “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
          “Affiliated Group” means any affiliated group within the meaning of Code § 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.
          “Agreement” shall have the meaning set forth in the preamble.
          “Allocation” shall have the meaning set forth in Section 8I(iii).
          “Alternative Arrangements” shall have the meaning set forth in Section 7F(ii).
          “Alternative Financing” shall have the meaning set forth in Section 8H.
          “Alternative Transaction” shall have the meaning set forth in Section 3E.
          “Ancillary Agreements” means the Adjustment Escrow Agreement, the Indemnity Escrow Agreement, the Subleases, the TSA, the License Agreement, and any other agreement, document or instrument contemplated hereby to be executed and/or delivered by or on behalf of a party hereto or one of its Affiliates at or in connection with the Closing (including the Asset Conveyance Documents and the Liabilities Assumption Documents).
          “Applicable Rate” shall have the meaning set forth in Section 1D(ii).
          “Arbitrable Dispute” shall have the meaning set forth in Section 9Q.

          “Arbitration Expenses” shall have the meaning set forth in Section 9Q(iii).
          “Arbitrators” shall have the meaning set forth in Section 9Q(ii).
          “Asset Conveyance Documents” shall have the meaning set forth in Section 1C.
          “Assumed Liabilities” shall have the meaning set forth in Section 1F(iii)
          “Available Insurance Policies” shall have the meaning set forth in Section 3D(ii).
          “Base Purchase Price” means $150,000,000.
          “Basket” shall have the meaning set forth in Section 7A.
          “Below-the-Line Expense Amount” means, for any portion of the Earnout Period, the aggregate amount of expenses related to or arising from the Below-the-Line Expenses.
          “Below-the-Line Expenses” means expenses (including, in the case of services, whether incurred internally, to a third party, or otherwise) relating to the following functions: accounting, finance, information technology (other than information technology of the type charged to cost of production in the 2006 Statement of Revenues and Expenses), research, legal, human resources, facilities management, insurance, corporate sales, property tax, franchise tax, sales tax, rights and permissions and licensing.
          “Bulk Sales Liability” means any Losses arising from Seller’s non-compliance with any “bulk sales”, “bulk transfer” or similar law requiring performance by Seller relating to the transactions contemplated hereby or by any of the Ancillary Agreements; provided that in no event shall Bulk Sales Liability be deemed to include Transfer Taxes.
          “Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in New York, New York are closed for business as a result of federal, state or local holiday.
          “Buyer” shall have the meaning set forth in the preamble.
          “Buyer’s Customer Allocable Portion” means, with respect to each customer entitled to Reinvestment Credits derived from a particular contract (whether the term of such contract has expired or is current), which Reinvestment Credits are eligible to be applied under such customer’s Ongoing Shared Contract, the percentage determined by dividing the total revenues recorded by the Enterprise Group from such customer derived from such particular contract divided by the aggregate total revenues recorded by the Enterprise Group and Seller’s Other Businesses from such customer derived from such particular contract.”
          “Buyer Extended Matters” means (i) the representations and warranties of Buyer set forth in this Agreement, (ii) the covenants and agreements of Buyer requiring performance after the Closing, and (iii) the Assumed Liabilities.

          “Buyer Material Adverse Effect” means a material adverse effect upon the financial condition or operating results of Buyer and its Subsidiaries taken as a whole or on the ability of Buyer and its Subsidiaries to consummate the transactions contemplated hereby.
          “Buyer Parties” shall have the meaning set forth in Section 7A.
          “Cap” shall have meaning the set forth in Section 7A.
          “CERCLA” shall have the meaning set forth in Section 4S.
          “Claim Amount” shall have the meaning set forth in Section 8A.
          “Claims-Specific Threshold” shall have the meaning set forth in Section 7A.
          “Closing” shall have the meaning set forth in Section 1C.
          “Closing Balance Sheet” shall have the meaning set forth in Section 1D(i).
          “Closing Date” shall have the meaning set forth in Section 1C.
          “Closing Net Working Capital” means Net Working Capital as calculated from the Closing Balance Sheet.
          “Closing Purchase Price” means the result equal to (i) the Base Purchase Price, plus (ii) the amount (if any) by which Closing Net Working Capital exceeds the Target Net Working Capital, minus (iii) the amount (if any) by which the Target Net Working Capital exceeds Closing Net Working Capital, minus (iv) the Adjustment Escrow Amount, minus (v) the Indemnity Escrow Amount, minus (vi) the Transaction Bonuses Amount, minus (vii) the Medford Lease Amount.
          “Closing Statement” shall have the meaning set forth in Section 1D(i).
          “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code § 4980B, and any similar state law.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commitment Letters” shall have the meaning set forth in Section 5F.
          “Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, but specifically excluding any Computer Software that may be located on such Computer Hardware.
          “Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form, and all documentation, including user manuals relating to the foregoing.

          “Confidentiality Agreement” shall have the meaning set forth in Section 8C.
          “Costs and Fees” means all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone), witness fees, and reasonable attorney’s fees and expenses.
          “Covered Claim” shall have the meaning set forth in Section 3F(ii).
          “Debt Commitment Letter” shall have the meaning set forth in Section 5F.
          “Debt Financing” shall have the meaning set forth in Section 5F.
          “Deducted Revenue Amount” means, for the particular portion of the Earnout Period in question, the sum of (without duplication) (i) consolidated interest income of the Enterprise Group or Buyer and its Subsidiaries, as applicable, plus (ii) any extraordinary or non-recurring gains or items of revenue for the Enterprise Group or Buyer and its Subsidiaries, as applicable, plus (iii) non-cash expense reductions or non-cash revenue of the Enterprise Group or Buyer and its Subsidiaries, as applicable, resulting from Accounting Principles Board Opinion #16 or other applicable purchase accounting-related accounting regulations, plus (iv) any gains of the Enterprise Group or Buyer and its Subsidiaries, as applicable, from sales of capital assets.
          “Deductible” shall have the meaning set forth in Section 7A.
          “DevShed” means Developer Shed, LLC, a Delaware limited liability company.
          “Devco” shall have the meaning set in the preamble.
          “Earnout Amount” means the product (rounded to the nearest whole dollar) of (i) $4.627 multiplied by (ii) the excess (if any) of (a) EBITDA for the Earnout Period over (b) the EBITDA Target; provided that in no event shall the Earnout Amount exceed $10,000,000.
          “Earnout Firm” shall have the meaning set forth in Section 1E.
          “Earnout Period” means the 12 month period ended December 31, 2007.
          “EBITDA” means the sum of (i) Period One EBITDA, plus (ii) Period Two EBITDA, plus (iii) Period Three EBITDA.
          “EBITDA Determination Date” shall have the meaning set forth in Section 1E(ii).
          “EBITDA Target” means $19,452,000.
          “Eligible Earnout Firm” shall have the meaning set forth in Section 1E(ii).
          “Eligible Firm” shall have the meaning set forth in Section 1D(iv).
          “Employee Benefit Plan” means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA), and (ii) any other material plan, contract, agreement, policy or other arrangement providing for severance, termination pay, deferred compensation, bonus, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, profit-sharing, post-retirement benefits, or other employee benefits, in each case entered into, maintained or contributed to by Seller or an ERISA Affiliate on behalf of employees of the Enterprise Group.
          “Enterprise Group” means the Enterprise Group (as such is described in the Form 10-K of Holdings for the annual period ending December 31, 2006 filed under the Securities Exchange Act on April 2, 2007 (the “10-K”)), but shall in no event be interpreted to include any business, assets or activity to the extent related to the Consumer Small Business Group of Seller and its Subsidiaries (as such is described in the 10-K), the Game Group of Seller and its Subsidiaries (as such is described in the 10-K) or other business of Seller or any of its Subsidiaries.
          “Enterprise Group Intellectual Property” means each of the Intellectual Property Rights that are registered or the subject of a pending application for registration that are primarily used in the operation of the Enterprise Group and owned by Seller or one of its Subsidiaries, including the Licensed Marks; provided that in “Enterprise Group Intellectual Property” shall not included the Inactive Titles.
          “Enterprise Group IP Licenses” shall have the meaning set forth in Section 4L(ii).
          “Enterprise Group Material Adverse Effect” means an event, change, condition or occurrence which, individually or together with any other event, change, condition or occurrence, has a material adverse effect upon the financial condition, business assets, properties, liabilities or operating results of the Enterprise Group taken as a whole, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which Enterprise Group operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), except to the extent such event, change, condition or occurrence has a materially disproportionate adverse effect on the Enterprise Group, taken as a whole, as compared to other affected Persons in the industry in which the Enterprise Group operates, taken as a whole, (iv) changes in GAAP, except to the extent such event, change, condition or occurrence has a materially disproportionate adverse effect on the Enterprise Group, taken as a whole, as compared to other affected Persons in the industry in which the Enterprise Group operates, taken as a whole, (v) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, except to the extent such event, change, condition or occurrence has a materially disproportionate adverse effect on the Enterprise Group, taken as a whole, as compared to other affected Persons in the industry in which the Enterprise Group operates, taken as a whole, (vi) the taking of any action contemplated by this Agreement or the announcement of this Agreement or the transactions contemplated hereby, or (vii) any adverse change in or effect on the business of the Enterprise Group that is caused by any delay in consummating the Closing as a result of any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement.
          “Enterprise Group Material Contracts” shall have the meaning set forth in Section 4K.
          “Environmental Laws” shall have the meaning set forth in Section 4S.
          “Equity Commitment Letter” shall have the meaning set forth in Section 5F.
          “Equity Financing” shall have the meaning set forth in Section 5F.
          “Equity Sponsors” shall have the meaning set forth in Section 5F.
          “Equityholder Parties” shall have the meaning set forth in Section 1D(ii).
          “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code § 414.
          “Escrow Agent” shall have the meaning set forth in the Adjustment Escrow Agreement or the Indemnity Escrow Agreement, as applicable.
          “Estimated Closing Net Working Capital” means Closing Net Working Capital, as reasonably estimated by Seller in good faith and delivered to Buyer at least one (1) Business Day prior to Closing.
          “Estimated Closing Purchase Price” means the result equal to (i) the Base Purchase Price, plus (ii) the amount (if any) by which Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (iii) the amount (if any) by which the Target Net Working Capital exceeds Estimated Closing Net Working Capital, minus (iv) the Adjustment Escrow Amount, minus (v) the Indemnity Escrow Amount, minus (vi) the Transaction Bonuses Amount, minus (vii) the Medford Lease Amount.
          “Excess Amount” shall have the meaning set forth in Section 1D(ii).
          “Excluded Assets” shall have the meaning set forth in Section 1F(ii).
          “Excluded Matters” means (i) breaches of Fundamental Representations, (ii) breaches of covenants or agreements of Seller contained in this Agreement requiring performance after the Closing, (iii) any Outstanding Bonus Amount, (iv) any Bulk Sales Liability or (v) any Retained Liability.
          “Fairness Opinion” shall have the meaning set forth in Section 4E.
          “Fee Letter” shall have the meaning set forth in Section 2B(xii).

          “Financial Statements” shall have the meaning set forth in Section 4F.
          “Financing” shall have the meaning set forth in Section 5F.
          “Forecast” means the quarterly forecast (as adjusted for partial quarters beginning after the Closing Date) attached as Schedule A to Annex I the Seller Disclosure Letter.
          “Fundamental Representations” means the representations and warranties of Seller made in Section 4A, Section 4B, Section 4C, Section 4D, Section 4E, Section 4I(iii), Section 4J, Section 4N, Section 4O and the last sentence of Section 4Q.
          “GAAP” means United States generally accepted accounting principles.
          “Governmental Entity” means any government, governmental agency, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, whether foreign, federal, state or local.
          “GT Audit Report” shall have the meaning set forth in Section 2B(xviii).
          “Holdings” means Ziff Davis Holdings Inc., a Delaware corporation.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “HSR Approval” shall have the meaning set forth in Section 2A(ii).
          “Inactive Titles” means (i) the Transferred Inactive Titles and (ii) other trademarks not actively used in the operation of the Enterprise Group as of the Closing Date (and corresponding assets therefor, including domain names and goodwill corresponding thereto) that are not included in the Transferred Intellectual Property.
          “Income Taxes” means all federal, state, local, and foreign income Taxes or other Taxes based on or measured by income, net worth or receipts including, without limitation, any franchise Taxes measured by or based upon income or receipts.
          “Inconsistent Expenses” means, with respect to any calendar month during Period Three, the excess of (i) the aggregate expenses paid by, incurred by or payable by, or charged to, Buyer and its Subsidiaries during such calendar month that are (x) not included in the underlying data that gave rise to the financial results summarized in the Forecast and (y) not consistent with levels or types of expenses paid by, incurred by or payable by, or charged to, the past practices of the Enterprise Group prior to the Closing, minus (ii) $50,000; provided that, for the calendar month that begins with the day after the Closing Date (unless the first calendar day of a month), the amount determined pursuant to clause (ii) of this definition shall be equal to $50,000 multiplied by a fraction, the numerator of which is the number of days between the day after the Closing Date and the last calendar day of the month that includes the Closing Date and the denominator of which is 31.

          “Inconsistent Revenues” means, with respect to Period Three, any revenues earned by Buyer and its Subsidiaries to the extent primarily attributable to Inconsistent Expenses paid, incurred or payable by, or charged to, Buyer and its Subsidiaries and that are included in the calculation of consolidated net income of Buyer and its Subsidiaries for purposes of calculating Period Three EBITDA.
          “Indemnified Party” shall have the meaning set forth in Section 7E(i) hereof.
          “Indemnifying Party” shall have the meaning set forth in Section 7E(i) hereof.
          “Indemnity Escrow Account” means the account established to hold the Indemnity Escrow Amount pursuant to the terms of the Indemnity Escrow Agreement.
          “Indemnity Escrow Agreement” shall have the meaning set forth in Section 2B(vi).
          “Indemnity Escrow Amount” means $15,000,000.
          “Indemnity Escrow Funds” means, at the time of determination, the aggregate amount of cash in the Indemnity Escrow Account (including dividends and interest, but excluding any fees and expenses related thereto).
          “Indemnity Tax Benefit” means, with respect to any Loss for which indemnity is paid under Article 8, all items of deduction, loss or credit arising out of any such Loss.
          “Indentures” means, collectively, (i) that certain Indenture, dated as of August 12, 2002, by and among Seller, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, as amended, restated, modified, waived or supplemented from time to time, (ii) that certain Indenture, dated as of July 21, 2000, by and among Seller, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, as amended, restated, modified, waived or supplemented from time to time, (iii) that certain Indenture, dated as of April 22, 2005, by and among Seller, the guarantors named therein and US Bank National Association, as trustee, as amended, restated, modified, waived or supplemented from time to time, and (iv) that certain Note Purchase Agreement, dated as of February 15, 2007, by and among Seller, the guarantors named therein and the purchasers party thereto, as amended, restated, modified, waived or supplemented from time to time.
          “Information Memorandum” shall have the meaning set forth in Section 9I(i).
          “Insurance Policies” shall have the meaning set forth in Section 4P.
          “Intellectual Property Rights” means all rights in and to the following: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (iii) copyrightable works, copyrights and registrations and applications for registration thereof, works of authorship and moral rights; (iv) internet domain names; (vi) trade secrets and confidential and proprietary business information such as mailing lists or databases; and (vii) any documentation, manuals and/or media constituting, describing or relating to any of the foregoing.
          “Inventory” shall have the meaning set forth in Section 1F(i).
          “IPO” shall have the meaning set forth in Section 1E(iv).
          “knowledge,” when used in the phrase “to the knowledge of Seller” or similar phrases means, and shall be limited to, the actual knowledge of Robert Callahan, Mark Moyer, Gregory Barton, Sloan Seymour, Michael Vizard and/or Eric Berk.
          “Latest Statement of Net Assets” shall have the meaning set forth in Section 4F.
          “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the operation of the Enterprise Group.
          “Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller or any of its Subsidiaries, with respect to the Enterprise Group, holds any Leased Real Property.
          “Liabilities” shall have the meaning set forth in Section 4G.
          “Liabilities Assumption Documents” shall have the meaning set forth in Section 1C.
          “License Agreement” shall have the meaning set forth in Section 2B(ix).
          “Licensed Marks” shall have the meaning set forth in the License Agreement.
          “Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.
          “Limitation Date” shall have the meaning set forth in Section 8A.
          “Losses” means losses, liabilities, obligations, damages, Taxes, costs or expenses, including reasonable attorneys’ fees and disbursements (whether arising as a result of a claim from or by a third party or a claim or other dispute between Buyer and Seller).
          “Medford Lease Amount” means the aggregate termination payments required to be made by Seller or any of the Seller Subs on or prior to December 31, 2007 pursuant to, and as determined in accordance with, the Medford Lease Termination Agreement (including payments that come due as result of the Closing pursuant to, and as determined in accordance with) the Medford Lease Forbearance Agreement, in each case calculated as of the Closing Date.

          “Medford Lease Forbearance Agreement” means that certain Forbearance and Amendment Agreement, dated as of February 15, 2007, by and between Seller and ZD Mystic Center Office, LLC.
          “Medford Lease Termination Agreement” means that certain Lease Termination and Termination Payment Agreement, dated as of October 27, 2006, by and between Seller and ZD Mystic Center Office, LLC, as amended by the Medford Lease Forbearance Agreement.
          “Most Recent Financial Statements” shall have the meaning set forth in Section 4F.
          “Most Recent Quarter End” shall have the meaning set forth in Section 4F.
          “Net Working Capital” means the excess of (i) the sum of the current assets of the Enterprise Group (other than Excluded Assets) over (ii) the sum of the current liabilities of the Enterprise Group (excluding (s) indebtedness (including fees and expenses incurred in connection therewith) incurred by Buyer to finance the transactions contemplated hereby, (t) liabilities for severance to Transferred Employees, (u) Transfer Taxes, (v) any liabilities related to guarantees being released in connection with the transactions contemplated hereby, (w) the Transaction Bonus Amount, (x) all Retained Liabilities, (y) liabilities related to the Medford, Massachusetts lease, and (z) all other liabilities for which Seller has agreed to be responsible pursuant to this Agreement or any Ancillary Agreement), in each case determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the 2006 Statement of Net Assets; provided that, notwithstanding clause (ii) foregoing, the current liabilities of the Enterprise Group shall not include (a) any obligations for the payment of deferred purchase price, “earn-outs” or similar consideration, or (b) any fees or expenses to the extent incurred by or at the direction of Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (if any) (including obtaining any consent, agreement or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby or otherwise). Where amounts are to be excluded as current assets for purposes of this definition, such amounts shall also be excluded to the extent recorded as contra-liabilities for purposes of this definition and where amounts are to be excluded as current liabilities for purposes of this definition, such amounts shall also be excluded to the extent recorded as contra-assets for purposes of this definition. For the avoidance of doubt, incurred but not reported (“IBNR”) obligations were allocated to the Enterprise Group in the 2006 Statement of Net Assets and any calculation Net Working Capital shall include a liability for IBNR with respect to the Transferred Employees, calculated in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the 2006 Statement of Net Assets.
          “Netco” shall have the meaning set forth in the preamble.
          “Notice of Disagreement” shall have the meaning set forth in Section 1D(i).
          “Ongoing Shared Contracts” shall have the meaning set forth in Section 8T(iv).

          “Other Used Asset” means an asset of Seller and/or any of the Seller Subs utilized in the operation of the Enterprise Group that is not transferred to Buyer as a Purchased Asset because it is not primarily used in the operation of the Enterprise Group and it is reasonably necessary for the operation of the Enterprise Group by Buyer after the Closing; provided that in no event shall an “Other Used Asset” include (i) any Excluded Asset, (ii) any service that is the subject of the TSA, or (iii) any asset or service for which there is specific treatment in this Agreement or the Ancillary Agreements as to how such asset or service is to be treated (e.g., insurance and Shared Contracts).
          “Outstanding Bonus Amount” means any Transaction Bonus Amount, any Retention Bonus Amount or any portion thereof, in either case, that has not been included in the calculation of Estimated Closing Purchase Price pursuant to the terms and conditions of this Agreement or otherwise and for which Buyer is liable.
          “Overlease Expense Liabilities” means, from and after any termination of a Prime Lease (as defined in each Sublease), the amount by which (i) the aggregate liabilities of Buyer and its Subsidiaries to a Prime Landlord (as defined in each Sublease) as a result of Buyer and its Subsidiaries being obligated to pay rent to the Prime Landlord during the remaining original term of the Sublease as a result of termination of the underlying Prime Lease (in each case to the extent arising under a Consent to Sublease (with respect to the Sublease for San Francisco) that is substantially in the form attached to the Sublease for San Francisco or a Non-Disturbance and Attornment Agreement (with respect to the Sublease for New York City) that is substantially in the form attached to the Sublease for New York (or, in each case, is thereafter amended with the consent of Seller)) exceeds (ii) the aggregate liabilities of Buyer and its Subsidiaries to pay rent under the applicable Sublease during the remaining original term of such Sublease.
          “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other interests and rights appurtenant thereto, owned by Seller or any of its Subsidiaries for use in the operation of the Enterprise Group.
          “Period One” means the portion of the Earnout Period beginning January 1, 2007 and ending May 31, 2007.
          “Period One Below-the-Line Expense Amount” means $1,778,904 (which the parties acknowledge and agree was calculated as $4,300,000 multiplied by fraction, the numerator of which is 151 and the denominator of which is 365).
          “Period One EBITDA” means, for Period One, the excess of revenues of the Enterprise Group for Period One over expenses of the Enterprise Group for Period One, calculated in accordance with GAAP using the same methodologies, practices, estimation techniques, assumptions and principles used in the parties’ preliminary calculation, based on financial information to date, of Period One EBITDA as set forth in Schedule B to Annex I to the Seller Disclosure Letter, plus (a) to the extent included as expenses in the calculation the excess of revenues over expenses, the Add-Back Expense Amount for Period One, minus (b) to the extent included as revenues in the calculation the excess of revenues over expenses, the Deducted Revenue Amount for Period One; provided that the Below-the-Line Expense Amount used in the calculation of Period One EBITDA equals the Period One Below-the-Line Expense Amount.
          “Period Three” means the portion of the Earnout Period beginning on the day after the Closing Date and ending on December 31, 2007.
          “Period Three Below-the-Line Maximum Amount” means the result equal to $4,300,000, minus the Period One Below-the-Line Expense Amount, minus the Period Two Below-the-Line Expense Amount.
          “Period Three EBITDA” means, for Period Three, consolidated net income of Buyer and its Subsidiaries with respect to the Enterprise Group (as determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the 2006 Statement of Revenues and Expenses), plus (a) to the extent deducted in the calculation of such net income, the Add-Back Expense Amount for Period Three minus (b) to the extent added in the calculation of such net income, the Deducted Revenue Amount for Period Three. Notwithstanding anything herein to the contrary (including that consolidated net income is to be calculated in accordance with GAAP), for purposes of calculating Period Three EBITDA (A) lease and facilities expenses for 28 E. 28th Street, New York, NY for Period Three paid, incurred or payable by, or charged to, Buyer and its Subsidiaries shall be actual out-of-pocket lease and facilities expenses paid, incurred or payable by, or charged to, Buyer and its Subsidiaries with respect to the Enterprise Group during Period Three, (B) for each calendar month during Period Three that Buyer and/or any of its Subsidiaries is receiving transition services pursuant to the TSA, Period Three EBITDA shall be increased by $50,000 or such lesser amount as Buyer is paying under the TSA for such calendar month (prorated for any partial month), (C) to the extent that, during any calendar month during Period Three with respect to the Enterprise Group, any Inconsistent Expenses are paid, incurred or payable by, or charged to, Buyer and its Subsidiaries, Period Three EBITDA shall be increased by the aggregate amount of all Inconsistent Expenses, and (D) in no event shall the Below-the-Line Expense Amount for Period Three exceed the Period Three Below-the-Line Maximum Amount.
          “Period Two” means the portion of the Earnout Period beginning June 1, 2007 and ending on the Closing Date.
          “Period Two Below-the-Line Expense Amount” means the product equal to $4,300,000 multiplied by a fraction, the numerator of which is the number of calendar days in Period Two and the denominator of which is 365.
          “Period Two EBITDA” means, for Period Two, the excess of revenues of the Enterprise Group for Period Two over expenses of the Enterprise Group for Period Two, calculated using the same methodologies, practices, estimation techniques, assumptions and principles that were used in the calculation of Period One EBITDA, plus (a) to the extent included as expenses in such calculation, the Add-Back Expense Amount for Period Two, minus (b) to the extent included as revenues in such calculation, the Deducted Revenue Amount for Period Two; provided that the Below-the-Line Expense Amount for purposes of calculating Period Two EBITDA shall equal the Period Two Below-the-Line Expense Amount.

          “Permits” shall have the meaning set forth in Section 1F(i)(i).
          “Permitted Encumbrances” means (i) any restriction on transfer arising under applicable securities law, (ii) Liens for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) purchase money Liens, (iv) Liens of a lessor, sublessor, licensor, sublicensor, lessee, sublessee, licensee or sublicensee arising under lease arrangements or license arrangements, (v) prior to the Closing, Liens under the Security Documents or any Indenture, (vi) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (vii) mechanics Liens and similar Liens for labor, materials, or supplies, (viii) zoning, building codes, and other land use laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Leased Real Property; (ix) rebates, refunds and other discounts to customers, (x) Liens set forth on Annex 1A of the Seller Disclosure Letter, and (xi) other Liens that do not materially impair the use or operation of the asset in question.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.
          “Preliminary Audit Report” means, with respect to the Enterprise Group, the draft Statement of Net Assets Sold at each of, and Statement of Revenues and Expenses for the 12 month periods ended as of, each of December 31, 2006 and December 31, 2005 prepared by management of Seller for review by Grant Thornton LLP and attached as Schedule C to Annex I to the Seller Disclosure Letter.
          “Proceeding” shall have the meaning set forth in Section 1F(iii)(e).
          “Protective Provisions” shall have the meaning set forth in Section 8W.
          “Pubco” shall have the meaning set forth in the preamble.
          “Pubco Holdings” shall have the meaning set forth in the preamble.
          “Purchased Assets” shall have the meaning set forth in Section 1F(i).
          “RCRA” shall have the meaning set forth in Section 4S.
          “Reinvestment Credits” shall have the meaning set forth in Section 8T(vi).
          “Remaining Excess Amount” shall have the meaning set forth in Section 1D(ii).
          “Retained Liabilities” shall have the meaning set forth in Section 1F(iv).
          “Retention Bonus Amounts” shall have the meaning set forth in Section 4O(vii).
          “Returnable Amount” shall have the meaning set forth in Section 7F(ii).

          “Sale Event” shall have the meaning set forth in Section 1E(iv).
          “Savings Plan” shall have the meaning set forth in Section 8J(iii).
          “Savings Plan Employees” shall have the meaning set forth in Section 8J(iii).
          “SEC” means the Securities and Exchange Commission or any other Governmental Entity at the time then administering the Securities Act.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Security Documents” means the agreements, documents and filings pursuant to which Seller and its Subsidiaries granted Liens or otherwise granted a security interest in assets of Seller and its Subsidiaries to support obligations incurred pursuant to or governed by the Indentures.
          “Seller” shall have the meaning set forth in the preamble.
          “Seller Disclosure Letter” means the Seller Disclosure Letter delivered by Seller to Buyer on the date hereof, as amended, restated, modified, waived or supplemented in accordance with Section 9H.
          “Seller Group” shall have the meaning set forth in Section 8L.
          “Seller Insurance Policies” shall have the meaning set forth in Section 3D(ii).
          “Seller Marks” shall have the meaning set forth in Section 8P.
          “Seller Parties” shall have the meaning set forth in Section 7A.
          “Seller Subs” means collectively, Devco, Netco, Pubco, Pubco Holdings and any other Subsidiary of Seller that owns assets of the Enterprise Group that are to become Purchased Assets at Closing.
          “Seller’s Customer Allocable Portion” means, with respect to any particular customer entitled to Reinvestment Credits for any particular year, 100% minus Buyer’s Customer Allocable Portion with respect to such customer.
          “Seller’s Other Businesses” means all businesses of Seller and its Subsidiaries, other than the Enterprise Group.
          “Shared Contracts” shall have the meaning set forth in Section 8T(i).
          “Solvent” means, with regard to any Person, that: (i) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (ii)

on the date of determination, such Person is able to pay all of its liabilities and debts (including contingent and unliquidated liabilities) as such liabilities and debts mature or become due in the usual course of business, (iii) such Person does not have unreasonably small capital for conducting its business as presently conducted or as proposed or intended to be conducted by such Person, and (iv) such Person does not intend to, nor does it reasonably believe it will, incur debts beyond its ability to pay such debts as they mature. In determining the amount of contingent and unliquidated liabilities at any time, such liabilities will be computed as the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Standard & Poor’s” means Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.), and its successors.
          “Subleases” shall have the meaning set forth in Section 2B(vii).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.
          “Target Net Working Capital” means $5,000,000.
          “Tax” or “Taxes” means (A) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add on minimum or other tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing, (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (C) any liability for the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligation to indemnify any other Person.
          “Tax Proceeding” shall have the meaning set forth in Section 8I(i).
          “Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement filed or required to be filed with respect to the Enterprise Group.

          “Technology” shall have the meaning set forth in Section 1F(i)(h).
          “Termination Date” means August 1, 2007; provided that, in the event that the GT Audit Report is delivered to Buyer after the 20th day after the date hereof, the “Termination Date” shall be the date after August 1, 2007 (but not later than August 11, 2007) that is the number of days after the 20th day after the date hereof that the GT Audit Report was delivered.
          “Third Party Claim” shall have the meaning set forth in Section 7E(i).
          “Transaction Bonuses” means the transaction bonuses, change of control payments, employee retention payments, and stay bonuses that are payable to Transferred Employees that are triggered by the consummation of the transactions contemplated to be consummated at the Closing and identified in writing by Seller to Buyer prior to Closing; provided that in no event shall “Transaction Bonuses” include any such payment or obligation that is incurred or entered into by, or at the direction or request of, Buyer or any of its Subsidiaries.
          “Transaction Bonuses Amount” means the amount for the Transaction Bonuses determined by Seller (which determination shall be delivered to Buyer not less than two (2) Business Days prior to Closing).
          “Transfer Taxes” means all transfer, real property transfer, sales (including bulk sales (if any)), use, goods and services, value added, recordation, documentary, stamp duty, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges, as levied by any Taxing authority in connection with the transactions contemplated by this Agreement, including any real property transfer Taxes imposed by the City of New York or by the State of New York, including all treble damages, penalties, interest, costs and fees (including attorney’s fees); provided, however, that for the avoidance of doubt, the term Transfer Taxes shall not include any Income Taxes.
          “Transferred Accounts Payable” shall have the meaning set forth in Section 1F(iii)(b).
          “Transferred Computer Hardware” shall have the meaning set forth in Section 1F(i)(c).
          “Transferred Computer Software” shall have the meaning set forth in Section 1F(i)(d).
          “Transferred Contracts” shall have the meaning set forth in Section 1F(i)(j).
          “Transferred Employees” shall have the meaning set forth in Section 8J(i).
          “Transferred Equipment” shall have the meaning set forth in Section 1F(i)(e).
          “Transferred Inactive Titles” means, collectively, the trademarks and domain names listed on Section 1F(i)(g) of the Seller Disclosure Letter as “Inactive Titles.”.

          “Transferred Intellectual Property” shall have the meaning set forth in Section 1F(i)(g).
          “Transferred Inventory” shall have the meaning set forth in Section 1F(i)(b).
          “Transferred Permits” shall have the meaning set forth in Section 1F(i)(i).
          “Transferred Real Property” shall have the meaning set forth in Section 1F(i)(a).
          “Transferred Receivables” shall have the meaning set forth in Section 1F(i)(f).
          “Transferred Technology” shall have the meaning set forth in Section 1F(i)(h).
          “TSA” shall have the meaning set forth in Section 2B(viii).
          “ZD License Agreements” means, collectively, (i) that certain License Agreement, dated as of April 5, 2000, by and between ZD Inc. and Seller, as amended by that certain Amendment to License Agreement, dated as of January 19, 2001, that certain Settlement Agreement and Amendment 2 to License Agreement, dated as of October 9, 2001, and that certain Amendment #3 to License Agreement, dated as of February 26, 2002, (ii) that certain License Agreement, dated as of April 5, 2000, by and between ZD Inc. and Ziff Davis Publishing Holdings Inc., and (iii) that certain License Agreement, dated as of April 5, 2000, by and between ZD Inc. and Ziff Davis Publishing Holdings Inc.